      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000
                                                      REGISTRATION NO. 333-31894

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ECHOSTAR COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                                               88-0336997
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

                                ----------------

                            David K. Moskowitz, Esq.
              Senior Vice President, General Counsel and Secretary
                       EchoStar Communications Corporation
                            5701 South Santa Fe Drive
                            Littleton, Colorado 80120
                                 (303) 723-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                            Raymond L. Friedlob, Esq.
                              John W. Kellogg, Esq.
                  Friedlob Sanderson Paulson & Tourtillott, LLC
                         1400 Glenarm Place, Third Floor
                             Denver, Colorado 80202
                                 (303) 571-1400

                                ----------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                   PROPOSED          PROPOSED
                                                                    MAXIMUM          MAXIMUM
                                                                   OFFERING         AGGREGATE         AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE        PRICE PER      OFFERING PRICE     REGISTRATION
                REGISTERED                      REGISTERED           NOTE              (1)              FEE (4)
-------------------------------------------- ------------------ ----------------- ----------------- ----------------
4 7/8% Convertible Subordinated Notes
 due 2007                                      $1,000,000,000        100%           $1,000,000,000      $264,000

Class A Common Stock, $.01 par value (2)(3)        22,007,042         --                        --            --
====================================================================================================================

(1) Equals the aggregate principal amount of the securities being registered pursuant to Rule 457(9).

(2) Represents the number of shares of Class A Common Stock that are issuable upon conversion of the convertible notes. Pursuant to Rule 416, the Registrant is also registering such indeterminate number of shares of Class A Common Stock as may be issuable upon conversion of the convertible notes as a result of the antidilution provisions of the convertible notes.

(3)  Pursuant to Rule 457(i), no registration fee is required for these shares.


(4)  Previously Paid


                                 ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      (ii)

                       ECHOSTAR COMMUNICATIONS CORPORATION

                                 $1,000,000,000

                 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2007

--------------------------------------------------------------------------------

         This prospectus relates to the offer and sale from time to time by certain selling securityholders of our 4 7/8% Convertible Subordinated Notes due 2007 and the shares of our class A common stock into which the convertible notes are convertible. The convertible notes and shares will be sold at market prices prevailing at the time of sale or at privately negotiated prices. EchoStar will not receive any of the proceeds from the sale of the convertible notes or the shares into which they are convertible.

THE CONVERTIBLE NOTES:

-        Maturity: January 1, 2007.

- Interest: The convertible notes will accrue interest as of the issue date which will be payable semiannually in cash on July 1 and January 1, commencing on July 1, 2000.


- Conversion: The convertible notes are convertible into shares of our class A common stock at any time at a conversion price of $45.44, subject to adjustment in certain events.


- Redemption: We can redeem the convertible notes on or after January 1, 2003. Holders of the convertible notes may also require us to redeem all or part of their convertible notes upon a change of control event.


- Ranking: The convertible notes are general unsecured obligations ranking junior to all of our existing and future Senior Debt. The convertible notes also will effectively rank junior to all of our secured debts and to all of the existing and future debts and other liabilities of our subsidiaries. As of March 31, 2000, the convertible notes effectively rank junior to $3.05 billion of indebtedness and $954 million of other liabilities of our subsidiaries.


TRADING FORMAT:

- The convertible notes are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The convertible notes are not expected to remain eligible for trading on the PORTAL system and a trading market may not develop for the notes. EchoStar does not intend to apply for listing of the convertible notes on any securities exchange or for quotation through any automated quotation system.


- Our common stock is traded on the Nasdaq National Market under the symbol "DISH." On June 29, 2000 the last reported sale price of our common stock on the Nasdaq National Market was $33.56 per share


         We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN RISKS YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY CONVERTIBLE NOTES OR SHARES OF CLASS A COMMON STOCK.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has approved or determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                         Prospectus dated June 30, 2000

                                TABLE OF CONTENTS


   Where you can find more information..............................................................................3

   Forward-looking statements.......................................................................................3

   Risk factors.....................................................................................................7

   Ratio of earnings to fixed changes..............................................................................23

   Description of convertible notes................................................................................24

   Registration rights.............................................................................................39

   Description of our capital stock................................................................................41

   Summary of certain federal income tax considerations............................................................44

   Selling securityholders.........................................................................................50

   Plan of distribution............................................................................................59

   Legal Matters...................................................................................................60

   Experts.........................................................................................................60

           YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

           THE CONVERTIBLE NOTES AND SHARES OF CLASS A COMMON STOCK INTO WHICH THEY ARE CONVERTIBLE ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

           YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Our common stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:


         -    Our Annual Report on Form 10-K for the year ended December 31,
              1999.
         -    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
              2000.
         -    Our Current Report on Form 8-K filed February 28, 2000.
         - The description of our common stock set forth in our Registration Statement on Form 8-A filed on May 30, 1995.


         You may request free copies of these filings by writing or telephoning us at our principal offices, which are located at the following address:

                      EchoStar Communications Corporation
                      5701 South Santa Fe Drive
                      Littleton, Colorado  80120
                      Attention:  David K.  Moskowitz, Esq.
                     (303) 723-1000

                           FORWARD-LOOKING STATEMENTS


         All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The "Risk factors" section of this prospectus, commencing on page 7, summarizes certain of the material risks and uncertainties that could cause our actual results to differ materially. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION

         We are a leading provider of direct broadcast satellite, or DBS, television services in the United States through our DISH Network business unit. We are also an international supplier of digital satellite receiver systems and a provider of other satellite services.

THE DISH NETWORK


         We started offering subscription television services on the DISH Network in March 1996. As of March 31, 2000, more than 3.9 million households subscribed to DISH Network programming services. We now have five DBS satellites in orbit which enable us to provide over 500 video and audio channels, together with data services and high definition and interactive TV services, to consumers across the continental United States through the use of one small satellite dish. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers, particularly cable TV operators. As of March 31, 2000, approximately 13.8 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. We believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.


ECHOSTAR TECHNOLOGIES CORPORATION

         In addition to supplying EchoStar satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary supplies similar digital satellite receivers to international satellite TV service operators. Our two major customers are Via Digital, a subsidiary of Telefonica, Spain's national telephone company, and Express Vu, a subsidiary of Bell Canada, Canada's national telephone company.

SATELLITE SERVICES


         Our Satellite Services business unit primarily leases capacity on our satellites to customers, including international services that broadcast foreign language programming to our subscribers, and Fortune 1000 companies that use our business television service to communicate with employees, customers and suppliers located around the United States. In addition, we are developing a wide range of Internet and high-speed data services. During 1999, we began offering to consumers our first of its kind DISHPlayer, which combines satellite receiver, digital VCR, gaming and Internet access capabilities all in one box. When a consumer subscribes to the WebTV service we offer in partnership with Microsoft, in addition to all of the video and audio channels we offer, the DISHPlayer receiver gives consumers e-mail and unlimited Internet access on their television.


BUSINESS STRATEGY

         Our primary objective is to continue to expand our DISH Network subscriber base and to develop as an integrated, full-service satellite company. To achieve this objective, we plan to:

         - Leverage our significant share of the DBS spectrum to offer more channels than any other video provider in the United States, and by offering unique programming services that will differentiate us from our competition. These services include satellite-delivered local signals and niche and foreign language services;

         - Offer marketing promotions that will enhance our position as a leading provider of value-oriented programming services and receiver systems;

         -    Continue to expand DISH Network distribution channels;


         - Develop our EchoStar Technologies Corporation and Satellite Services businesses; and


         - Emphasize one-stop shopping for DBS services and equipment and superior customer service.

RECENT DEVELOPMENTS


         On June 12, 2000, we announced that EchoStar VI is tentatively scheduled to be launched July 14, 2000 on a Lockheed Martin Atlas ILAS rocket. EchoStar VI will be tested at 148 degrees West Longitude before moving to its final orbital location. Subject to FCC approval, EchoStar VI will operate at 119 degrees West Longitude, rather than the originally planned 110 degree orbital location, and EchoStar I will be moved from the 119 degree orbital location to the 148 degree orbital location. As EchoStar VI is the most powerful DBS satellite manufactured to date, this move would allow us to enhance our primary DBS service at the 119 degree orbital location, as well as increase the number of channels offered to residents of Alaska and Hawaii.

         On May 30, 2000, we filed complaints with the Federal Communications Commission against three broadcasters, Clear Channel Communications, Incorporated, Landmark Communications, Incorporated, and Chris-Craft Broadcasting, Incorporated. The complaints allege that each of these broadcasters breached its obligation to negotiate in good faith an agreement with us for retransmission of the local signals of stations they own and operate, as required by the Satellite Home Viewer Improvement Act of 1999. We are seeking an order from the FCC directing these broadcasters to negotiate in good faith. There can be no assurance as to when and how the FCC will rule on these complaints. On June 1, 2000, we reached a settlement agreement with one of the three defendants, Clear Channel, and have resumed retransmission of Clear Channel's Fox affiliate in Minneapolis.

         On April 10, 2000, we announced a $50 million investment in Gilat Satellite Networks, Ltd., with plans to provide consumer, two-way satellite, broadband internet service in late 2000. We previously announced an agreement with Gilat to jointly offer consumers two-way, Ku-Band highspeed satellite internet access along with satellite television programming. Under the terms of our investment in Gilat, we will distribute the Gilat-To-Home broadband satellite internet service along with our DBS Services through our retail distribution network. As a result of our investment, we will hold approximately 17.6% of Gilat.

         On March 27, 2000, we announced a $50 million investment in iSKY, Inc., who will launch a two-way wireless broadband Internet service via satellite in late 2001. Under the terms of the agreement, we will distribute the iSKY services along with our DISH network services through a dual location satellite dish that will simultaneously "see" iSKY and our satellites. Initially we will own approximately 11.03% of iSKY and will receive warrants that may, upon satisfaction of certain performance conditions, enable us to own up to 19.26% of iSKY for an additional investment of approximately $52 million.

         On March 16, 2000 we announced the acquisition of Kelly Broadcasting Systems, Inc., a provider of international foreign-language programming. Under the terms of the agreement, we issued approximately 510,000 shares of our class A common stock and made a cash payment of $3.5 million to acquire all of the outstanding Kelly Broadcasting Systems shares.

         On February 28, 2000, we announced a two-for-one stock split of our outstanding class A and class B common stock effective March 22, 2000 to shareholders of record as of the close of business on March 10, 2000. All references to shares included in this Prospectus retroactively give effect to the March 22, 2000 stock split.


         On February 23, 2000, we announced the construction of three new satellites. EchoStar VII and VIII are advanced, high-powered DBS satellites with spot-beam technology allowing us to offer local channels in 60 or more markets across the United States. EchoStar IX is a hybrid Ku/Ka-band satellite that may provide new opportunities for us to pursue business-to-business customers and to provide our subscribers with expanded internet, data and two-way wireless communications services. Delivery of EchoStar VII and VIII is expected in December 2001 and delivery EchoStar IX is anticipated to occur during 2002. We are currently in discussions with launch vehicle providers for these satellites.

         On February 23, 2000 we announced a joint venture with OpenTV Corp. to offer our subscribers and other video platforms a low-cost, interactive digital receiver with a built-in hard disk drive that will permit viewers to record programs without video tape. Under the terms of the joint venture, OpenTV and EchoStar contributed certain intellectual property rights and we were issued 2,252,252 shares of OpenTV common stock. The shares of OpenTV common stock are subject to forfeiture if we fail to activate the OpenTV system in at least 500,000 set top boxes on or before February 23, 2003.

         During February 2000 we filed suit against DirecTV and Thomson Consumer Electronics/RCA in the Federal District Court of Colorado. The suit alleges that DirecTV has utilized improper conduct in order to fend off competition from the DISH Network. According to the complaint, DirecTV has demanded that certain retailers stop displaying our merchandise and has threatened to cause economic damage to retailers if they continue to offer both product lines in head-to-head competition. The suit alleges, among other things, that DirecTV has acted in violation of federal and state anti-trust laws in order to protect DirecTV's market share. We are seeking injunctive relief and monetary damages. It is too early in the litigation to make an assessment of the probable outcome.

         The DirecTV defendants filed a counterclaim against us. DirecTV alleges that we tortuously interfered with a contract that DirecTV allegedly had with Kelly Broadcasting Systems, Inc. (KBS). DirecTV alleges that we "merged" with KBS, in contravention of DirecTV's contract with KBS. DirecTV also alleges that we have falsely advertised to consumers about our right to offer network programming. DirecTV further alleges that we improperly used certain marks owned by PrimeStar, now owned by DirecTV. Finally, DirecTV alleges that we have been marketing National Football League games in a misleading manner. The amount of damages DirecTV is seeking is as yet unquantified. We intend to vigorously defend against these claims. The case is currently in discovery.

                                  RISK FACTORS

         You should carefully consider all of the information contained in this prospectus before deciding whether to invest in the convertible notes or the shares of class A common stock issued upon their conversion and, in particular, the following factors:

                     RISKS PRIMARILY RELATED TO OUR BUSINESS

INCREASED SUBSCRIBER TURNOVER COULD AFFECT OUR FINANCIAL PERFORMANCE


         Our churn increased during 1999, but did not further increase during the three months ended March 31, 2000. We believe that our average churn continues to be lower than satellite industry averages. Our maturing subscriber base, together with the effects of rapid growth, were responsible for the increase in churn during 1999. Rapid growth resulted in customer installation delays, and the effectiveness of our customer service has also been impacted. We are rapidly expanding our customer service and installation capabilities in response to our increased business, but churn may increase until we have completed the upgrades to our infrastructure. Further, our litigation with the networks in Miami, and other factors, could require us to terminate delivery of network channels to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in increased churn. While there can be no assurance, notwithstanding the issues discussed above we expect to be able to continue to manage churn to a level at or below satellite industry averages during 2000.


INCREASED SUBSCRIBER ACQUISITION COSTS COULD AFFECT OUR FINANCIAL PERFORMANCE


         We subsidize the purchase and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, our subscriber acquisition costs are significant. Our average subscriber acquisition cost was $467 during the first quarter of 2000. While there can be no assurance, we expect that our per subscriber acquisition costs for the remainder of 2000 will be less than during the first quarter unless competition, the desire to drive stronger subscriber growth or other factors require relatively more costly promotions than those presently planned, or result in the extension of our free installation program beyond the currently scheduled July 30, 2000 expiration.

         In connection with our plans to encourage as many new subscribers as possible to be ready for the additional services that will become available at the 110 degree orbital location, and as a result of continuing competition and our plans to attempt to continue to drive rapid subscriber growth, we expect our average per subscriber acquisition costs for all of 2000 may be as much as $450. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase further to the extent that we continue to expand our bounty programs, our "free system/free installation" program, or the DISH Network One-Rate Plan, or if we determine that more aggressive promotions are necessary to respond to competition, or for other reasons.

         Any material increase in subscriber acquisition costs from these current levels could have a material adverse effect on our business and results of operations.


WE MAY BE UNABLE TO MANAGE RAPIDLY EXPANDING OPERATIONS

         If we are unable to manage our growth effectively, it could materially adversely affect our business and results of operations. To manage our growth effectively, we must continue to develop our internal and external sales force, installation capability, customer service operations and information systems, and maintain our relationships with third party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility.


         Significant increases in the number of new subscribers resulted in customer service and installation delays and an increase in our subscriber churn during the beginning of the second quarter of 2000. If we are unable to continue to develop our installation capability and customer service operations in a timely manner to effectively manage this growth, we may experience a decrease in subscriber growth and an increase in subscriber churn which could have a material adverse effect on our business and results of operations.


WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE, IN ORDER TO CONTINUE GROWING AND INCREASE EARNINGS

         Our ability to increase earnings, and the market value and liquidity of our common stock, will partly depend on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that we cannot be certain will be available to us.


          In connection with the launch of EchoStar V in September 1999 and we utilize the 110 degree orbital location to enhance revenue opportunities with new value added services for our current and future subscribers, and maintain our primary DBS service at the 119 degree orbital location. Our existing subscribers will need to upgrade their dish and receiver systems in order to take advantage of all of the services we offer. To encourage existing subscribers to upgrade their systems and remain subscribers, we are subsidizing upgrades by existing subscribers to our DISH 500 system. The cost of this program could be significant if utilized by a large number of our existing subscribers.

         Currently the funds necessary to meet subscriber acquisition costs and upgrades of existing subscribers, to DISH 500 systems will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. If we were required to raise capital today a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.


         In addition, we have conditional licenses or applications pending with the FCC for a two satellite Ku-band system, a two satellite Ka-band system, a two satellite extended Ku-band system and (through a partly owned subsidiary) a six satellite low earth orbit satellite system. We may need to raise additional funds for the foregoing purposes. Further, a number of factors, some of which are beyond our control or ability to predict, could require us to raise additional capital. These factors include, among other things, higher than expected subscriber acquisition costs or a defect in or the loss of any satellite. We cannot assure you that we will be able to raise additional capital at the time necessary or on satisfactory terms. The inability to raise sufficient capital would have a material adverse effect on our business.

IMPEDIMENTS TO RETRANSMISSION OF LOCAL AND DISTANT BROADCAST SIGNALS; OUR LOCAL AND DISTANT PROGRAMMING STRATEGY FACES UNCERTAINTY


         The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, permits satellite retransmission of distant network channels only to "unserved households." Whether a household qualifies as "unserved" for the purpose of eligibility to receive a distant network channel depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. In February 1999, the FCC released a report and order on these matters. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. The FCC recently denied in part and granted in part our petition for reconsideration, allowing us some additional flexibility in the method for measuring Grade B intensity but denying our requests on other matters. We cannot be sure whether these methods are favorable to us or what weight, if any, the courts will give to the FCC's decision. In addition, the Satellite Home Viewer Improvement Act of 1999 could adversely affect us in several respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC's Grade B intensity standard unchanged without future legislation. While the Satellite Home Viewer Improvement Act of 1999 reduces the royalty rate that we currently pay for superstation and distant network signals, it directs the FCC to require us to delete substantial programming (including sports programming) from these signals. These requirements may significantly hamper our ability to retransmit distant network and superstation signals. In addition, while the Satellite Home Viewer Improvement Act instructed the FCC to ensure that its predictive model takes account of terrain, building structures and other land cover variations, the FCC recently issued a report and order that does not adjust the model to reflect such variations for any VHF stations.

         For existing customers the new legislation also would permit hundreds of thousands of consumers to continue to receive distant network channels who would otherwise be required to be disconnected. The new law generally would not, however, permit consumers predicted to receive a signal of "Grade A" intensity to continue receiving distant network channels. As a result, we believe hundreds of thousands of consumers have or could lose access to network channels by satellite. In anticipation of passage of the legislation, and for other reasons, we recently ceased providing distant network channels to tens of thousands of customers. These turn offs, together with others, could result in a temporary material increase in subscriber turnover and a small reduction in revenue per subscriber. Further, broadcasters could seek a permanent injunction on our sales of local and distant network channels, which would have a material adverse effect on our subscriber turnover, revenue, ability to attract new subscribers, and our business operations generally. The law also instructs the FCC to enact rules that would require us to delete substantial programming from distant signals, including sports programming.


         The Satellite Home Viewer Improvement Act of 1999 generally gives satellite companies a statutory copyright license to retransmit local-into-local network programming, subject to obtaining the retransmission consent of the local network station. Where the retransmission consent or short-term extensions were not obtained from a particular local network station on or before May 29, 2000 (the six month anniversary of the act), we were required to cease retransmission of the station's signals. Retransmission consent agreements are important to us because a failure to reach such agreements with broadcasters could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. The Satellite Home Viewer Improvement Act of 1999 requires broadcasters to negotiate retransmission consent agreements in good faith. In accordance with the requirements of the Satellite Home Viewer Improvement Act of 1999, the FCC has promulgated rules governing broadcasters' good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. Currently, the degree to which the rules will be of practical benefit to us in our efforts to obtain all necessary retransmission consent agreements is not clear. We have successfully reached agreements for retransmission consent, or obtained extensions of the May 29, 2000 deadline while continuing to negotiate, with a substantial majority of broadcasters. We were unable to reach agreements or extensions with only three broadcast companies affecting four stations (in the New York City, Minneapolis, Nashville and Salt Lake City markets) and on May 30, 2000 filed retransmission complaints against these companies: Clear Channel Communications, Incorporated, Landmark Communications, Incorporated and Chris-Craft Broadcasting, Incorporated. We believe each of these broadcasters violated its good faith obligations. In addition, each of these broadcasters refused to grant us an acceptable short term extension of the May 29, 2000 deadline, forcing us to turn off our subscribers' access to these stations. After the retransmission complaints were filed, we reached a settlement agreement with Clear Channel enabling us to resume retransmission of the broadcasts of Clear Channel's Fox affiliate in Minneapolis. With respect to the remaining broadcaster-defendants, we are seeking an order from the FCC directing these broadcasters to negotiate in good faith. Chris-Craft Broadcasting and Landmark Communications have vigorously opposed this request. There can be no assurance as to when and how the FCC will rule on these complaints.

         Many other provisions of the Satellite Home Viewer Improvement Act of 1999 could adversely affect us. Among other things, the law includes the imposition of "must carry" requirements on DBS providers. The "must carry" rules generally would require that commencing in January 2002 satellite distributors carry all the local broadcast stations in areas they serve, not just the four major networks. Since we have limited capacity, the number of markets in which we can offer local programming would be reduced by the "must carry" requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on what could be considered even inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our subscriber turnover, revenue, ability to attract new subscribers, and our business operations generally. Consistent with the requirements of the Satellite Home Viewer Improvement Act of 1999, the FCC has commenced rulemakings on, among other things, (i) the requirement that broadcasters negotiate in good faith regarding retransmission consents, (ii) the requirements for satellite carriers to delete programming from certain broadcast signals, and (iii) must carry rules. We cannot be sure that these proceedings will result in rules that are favorable to us.

TV NETWORKS OPPOSE OUR STRATEGY OF DELIVERING DISTANT NETWORK SIGNALS


         The national networks and local affiliate stations successfully challenged, based upon copyright infringement, PrimeTime 24's methods of selling network programming to consumers. Until July 1998, we obtained distant broadcast network channels for distribution to our customers through PrimeTime 24. In December the United States District Court for the Southern District of Florida entered a nationwide permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The national networks in the Florida litigation have admitted that the permanent injunction does not apply to us. A federal district court in North Carolina also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions in the Raleigh area. The Fourth Circuit Court of Appeals recently affirmed the North Carolina Court's decision. We have implemented Satellite Home Viewer Act compliance procedures which materially restrict the market for the sale of network channels by us and the rulemaking on the predictive model for determining whether a household is unserved has resulted in no changes to the model for VHF stations, an unfavorable development.

         In October 1998, we filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. We asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights. In November 1998, the four major broadcast networks and their affiliate groups filed a complaint against us in federal court in Miami alleging, among other things, copyright infringement. The court combined the case that we filed in Colorado with the case in Miami and transferred it to the Miami court. The case remains pending in Miami.

         In February 1999, CBS, NBC, Fox and ABC filed a "Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding" against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. Under the terms of a settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than us agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

         The networks are pursuing a Motion for Preliminary Injunction in the Miami Court, asking the court to enjoin us from providing network programming except under very limited circumstances. In general, the networks want us to turn off programming to our customers whom the networks claim are improperly receiving distant network programming.

         A preliminary injunction hearing was held on September 21, 1999. The Court took the issues under advisement to consider the networks' request for an injunction, whether to hear live testimony before ruling upon the request, and whether to hear argument on why the Satellite Home Viewer Act may be unconstitutional, among other things. The Court did not say when a decision will be made, or whether an additional hearing will be necessary prior to ruling upon the networks' preliminary injunction motion. The court has not yet ruled upon the networks' request for an injunction or indicated whether any additional hearing will be necessary.

         In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring us to turn off network programming to certain of our customers. At that time, the networks also argued that our compliance procedures violate the Satellite Home Viewer Improvement Act. We have opposed the networks' recent motion and again asked the court to hear live testimony before ruling upon the networks' injunction request. The judge has not ruled upon the networks' recent motion and has not indicated whether live testimony will be heard before the networks' most recent motion is ruled upon.

         If this case is decided against us, or a preliminary injunction is issued, significant material restrictions on the sale of distant ABC, NBC, CBS and Fox channels by us could result, including potentially a nationwide permanent prohibition on our broadcast of ABC, NBC, CBS and Fox network channels by satellite. The litigation and the new legislation discussed above, among other things, could also require us to terminate delivery of network signals to a material portion of our subscriber base, which could cause many of these subscribers to cancel their subscription to our other services. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail. We have sent letters to some of our subscribers warning that their access to distant broadcast network channels might be terminated soon and have terminated ABC, NBC, CBS and Fox programming to many customers. Such terminations will result in a small reduction in average monthly revenue per subscriber and could result in increased subscriber turnover. Any injunction that may be entered should not have any impact upon our ability to provide local network programming to subscribers who are eligible to receive such program.


WE DEPEND ON THE CABLE ACT FOR ACCESS TO OTHERS' PROGRAMMING

         Any change in the Cable Consumer Protection and Competition Act of 1992 ("Cable Act") and the FCC's rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Under the Cable Act and the FCC's rules, cable-affiliated programmers generally must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions. The Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts. We purchase a substantial percentage of our programming from cable-affiliated programmers. Some of these restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends the rules. While we have filed several complaints with the FCC alleging discrimination, exclusivity, or refusals to deal, we have had limited success in convincing the FCC to grant us relief. The FCC has denied or dismissed many of our complaints, and we believe has generally not shown a willingness to enforce the program access rules stringently. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to cable-affiliated programming. In addition, the FCC recently modified certain of its attribution rules that determine whether a programmer is affiliated with a cable operator and therefore subject to the program access obligations. We do not yet know the implications or impact of these modified rules.

WE EXPECT OPERATING LOSSES THROUGH AT LEAST 2000 AND CANNOT BE CERTAIN THAT WE WILL ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES


         Our financial performance will affect the market value of our common stock and convertible notes. Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and introduction of our DISH Network service to consumers, we have sustained significant losses in recent periods. If we do not have sufficient income or another source of cash, it could eventually affect our ability to service our debt and pay our other obligations. Our operating losses were $224 million, $123 million and $347 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $56 million and $142 million for the three months ended March 31, 1999 and 2000. We had net losses of $313 million, $261 million and $793 million for the years ended December 31, 1997, 1998 and 1999, respectively, and $372 million and $185 million for the three months ended March 31, 1999 and 2000. Improvements in our results of operations depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling subscriber turnover, which is the rate at which subscribers terminate service. We cannot assure you that we will be effective with regard to these matters. In addition, we incur significant acquisition costs to obtain DISH Network subscribers. These costs, which continue to increase, magnify the negative effects of subscriber turnover. We anticipate that we will continue to experience operating losses through at least 2000. These operating losses may continue beyond 2000.


WE FACE INTENSE COMPETITION FROM DIRECT BROADCAST SATELLITE AND OTHER SATELLITE SYSTEM OPERATORS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS

         Our ability to increase earnings will partly depend on our ability to compete in the highly competitive subscription television industry. We compete with companies offering video, audio, data, programming and entertainment services, including cable operators and other satellite operators. Many of these competitors have substantially greater financial, marketing and other resources than we have.


         One competitor, DirecTV, Inc., has launched five high powered direct broadcast satellites and has 46 direct broadcast satellite frequencies that are capable of full coverage of the continental United States. DirecTV currently offers more than 300 channels of combined video and audio programming and, as of March 31, 2000, had approximately 8.4 million subscribers. DirecTV is, and will be for the foreseeable future, in an advantageous position with regard to market entry, programming, such as DirecTV's exclusive sports programming and, possibly, volume discounts for programming offers.


         In addition, two other satellite companies in the U.S., including a subsidiary of Loral Space and Communications Limited, have conditional permits for a comparatively small number of direct broadcast satellite assignments that can be used to provide service to portions of the United States.

         The FCC has proposed to allocate additional expansion spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services.

OUR BUSINESS RELIES ON THE INTELLECTUAL PROPERTY OF OTHERS AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS

         Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services at any price, thus impacting our competitive position.

         We cannot assure you that we are aware of all patents and other intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

         We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on net income, could potentially be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. Various parties have asserted patent and other intellectual property rights with respect to components within our direct broadcast satellite system. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

WE COMPETE WITH CABLE TELEVISION AND OTHER LAND-BASED SYSTEMS, WHICH COULD AFFECT OUR ABILITY TO GROW AND INCREASE EARNINGS

         We encounter substantial competition in the subscription television market from cable television and other land-based systems. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to more than 90% of the approximately 99 million U.S. television households, and approximately 66% of total U.S. households currently subscribe to cable. Cable television operators currently have an advantage relative to us by providing local programming and service to multiple television sets within the same household. Cable operators may also obtain a competitive advantage through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed data transmission, and telephone service on upgraded cable systems. For example, some cable companies now offer high speed Internet access over their upgraded fiber optic systems, and AT&T has announced that it is seeking to provide telephone service over Time Warner's cable system. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

         When fully deployed, new technologies could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are still in the development stage. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital "wireless cable." Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. For instance, AT&T has acquired cable operator TCI and has entered into a definitive agreement to acquire MediaOne. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

SATELLITE PROGRAMMING SIGNALS HAVE BEEN PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE

         The delivery of subscription programming requires the use of encryption technology to assure only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming commercially uneconomical. We utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary to replace the credit card size card that controls the security of each consumer set top box at a material cost to us. If we can not promptly correct a compromise in our encryption technology, it would adversely affect our revenue and our ability to contract for video and audio services provided by programmers.

THE REGULATORY REGIME WE OPERATE UNDER COULD CHANGE ADVERSELY

         The FCC imposes different rules for "subscription" and "broadcast" services. We believe that because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, the FCC may require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.


         Under a requirement of the 1992 Cable Act, the FCC recently imposed public interest requirements on direct broadcast satellite licenses, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming for which we must charge programmers below-cost rates and for which we may not impose additional charges on subscribers. This could also displace programming for which we could earn commercial rates and could adversely affect our financial results. In addition, the American Distance Education Consortium, or ADEC, recently filed an informal complaint claiming that our requested rates for carrying non-commercial programming are higher than allowed by the rules, and a petition asking the FCC to declare that we may not use our EchoStar III satellite at the 61.5 degree orbital location to carry ADEC's programming, but must instead use one of our satellites at the 119 degree orbital location. The FCC released its Order in that proceeding on November 24, 1999. The FCC ruled that we may not use only EchoStar III at the 61.5 degree orbital location for all of the public interest programming that we must carry. Rather, we must, at a minimum, reserve 4% of our channels at each of our full-CONUS orbital locations exclusively for public interest programming. The FCC also deferred decision on the reasonableness of our proposed fees pending additional submission by the parties (which have been made) and ruled that we have the right to use a third party to aid in the administration of our set-aside obligations. The FCC's determinations may further restrict our flexibility and require us to devote additional valuable full-CONUS capacity for public interest programming. In addition, the FCC, on December 17, 1999, denied our request for waiver of the public interest rules to extend the December 15, 1999 deadline by which we had to reserve capacity for noncommercial programming. While the FCC ruled that it would not initiate enforcement proceedings for violation of the requirement for the period December 16, 1999 to January 7, 2000, it also stated that it would investigate and possibly initiate enforcement proceedings for violations occurring on December 15, 1999 or after January 7, 2000. The FCC referred the matter to the Enforcement Bureau, which subsequently requested additional information. On March 22, 2000, the Enforcement Bureau released an order which concluded that we had not been in compliance with the Communications Act and the FCC's rule concerning noncommercial programming because we had not reserved four percent of our channel capacity for noncommercial programming on December 15, 1999. As a penalty for this noncompliance, the Enforcement Bureau found us liable for a forfeiture in the amount of $11,000, which we have paid.


         The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing direct broadcast satellite operators. This rulemaking concerns many new possible direct broadcast satellite rules. There can be no assurance about the content and effect of any new direct broadcast satellite rules passed by the FCC.


         The FCC has proposed allowing non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as DBS and Ku-based FSS services. If the proposal is adopted, these satellite operations could provide global high-speed data services. This would, among other things, create additional competition for satellite and other services. The FCC has also requested comment on a request that would allow a terrestrial service proposed by Northpoint Communications, Inc. ("Northpoint") to retransmit local television or other video and data services to DBS subscribers or others in the same DBS spectrum that we use throughout the United States. Northpoint has been allowed by the FCC to conduct experimental operations in Texas and Washington, D.C. Furthermore, the Satellite Home Viewer Improvement Act of 1999 requires the FCC to make a determination regarding licenses for facilities that will broadcast signals to underserved markets by using spectrum otherwise allocated to commercial use, possibly including our DBS spectrum. We have sent a joint letter with DirecTV to the FCC expressing concern over the Northpoint request, citing among other items, concerns regarding potential harmful and substantial interference to the service provided to DBS customers. On April 18, 2000, PDC Broadband Corporation filed an application similar to the one filed by Northpoint. If Northpoint, PDC Broadband Corporation or other entities become authorized to use our spectrum, they could cause harmful and substantial interference into our service.


OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN EXPIRE OR BE REVOKED OR MODIFIED


         We have licenses to operate EchoStar I and EchoStar II at the 119 degree orbital location, which both expire in 2006, a license to operate 11 frequencies on EchoStar III at the 61.5 degree orbital location, which expires in 2008 and an authorization to launch and operate for 10 years EchoStar V and EchoStar VI at the 110 degree orbital location. Our authorization at the 148 degree orbital location requires us to construct a satellite by December 20, 2000 and to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. At the 61.5 degree orbital location we utilize certain channels beyond our licensed 11 channels, under special temporary authorization, which the FCC may refuse to renew, and which is subject to several restrictive conditions. Third parties have opposed, and we expect them to continue to oppose, some of our authorizations or pending and future requests to the FCC for extensions, waivers and approvals.

         Until recently, we operated EchoStar IV at the 148 degree orbital location under a special temporary authorization. During June 1999, we received another special temporary authorization from the FCC to temporarily move our EchoStar IV satellite to the 110 degree orbital location and operate it pending the launch and successful in-orbit testing and initial operation of EchoStar V. This authorization was subject to several conditions and expired by its own terms when EchoStar V commenced commercial operation during November 1999.

         In conjunction with our plan to provide local-into-local broadcast service as well as cable programming from the 110 degree orbital location, we recently moved EchoStar IV to the 119.2 degree orbital location. We have an authorization from the FCC to operate that satellite over certain frequencies at that location, and we recently received special temporary authorization to operate the satellite over additional frequencies and at the 119.35 degree orbital location (instead of the authorized 119.2 degree orbital location). The move has allowed us to transition some of the programming now on EchoStar I and II to EchoStar IV, which can provide service to Alaska and Hawaii from the orbital location. In connection with that plan, we have also petitioned the FCC to declare that we have met our due diligence obligations for the 148 degree orbital location, or alternatively to extend the December 20, 2000 milestone for that location. The State of Hawaii has opposed that request and there is no assurance that it will be granted by the FCC. We have recently applied for authority to operate EchoStar VI, which is scheduled to be launched on July 14, 2000, at the 119 degree orbital location instead of the 110 degree orbital location. That filing also describes our plans to move EchoStar I to 148 degrees West Longitude. The state of Hawaii has requested the imposition of many conditions to the requested authorization, and we cannot be sure that the FCC will grant the authorization, grant it on a timely basis or impose onerous conditions. We also have filed a request for special temporary authority to test EchoStar VI at the 148 degree orbital location.


         The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the "C-band." Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996 a foreign government raised an objection to EchoStar I's use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II's telemetry, tracking and control operations are in the "extended" C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the FCC released a notice of proposed rulemaking that may prohibit future satellite operations in the "extended" C-band frequencies. The FCC also is no longer accepting earth station applications in that band. These recent developments might have negative implications for us.

         All of our FCC authorizations are subject to conditions as well as to the FCC's authority to modify, cancel or revoke them. In addition, all of our authorizations for satellite systems that are not yet operational, including the license that we received from MCI WorldCom, are subject to construction and progress obligations, milestones, reporting and other requirements. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. We have not filed, or timely filed, all required reports or other filings, and some of our construction permits have expired, in connection with our authorized systems with the FCC. We cannot be certain whether or not the FCC would cancel our authorizations. While we have filed with the FCC pending requests for extensions of authorizations that have expired, we cannot be sure how the FCC will rule on these requests.

RESTRICTIVE COVENANTS UNDER OUR INDEBTEDNESS MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

         The indentures relating to our long-term indebtedness contain restrictive covenants that may inhibit our ability to manage our business, engage in certain transactions that we believe to be beneficial to holders of common stock and the convertible notes and to react to changing market conditions. These restrictions, among other things, limit the ability of our subsidiaries to:

         -    incur additional indebtedness;

         -    issue preferred stock;

         -    sell assets;

         -    create, incur or assume liens;

         -    merge, consolidate or sell assets;

         -    enter into transactions with affiliates; and

         -    pay dividends and make other distributions.

WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING

         We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from one to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, or these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In particular, the cost of sports programming has been rising rapidly. Our competitors currently offer much of the same programming that we do.

Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and offer it attractively to our customers at competitive prices.

OUR SATELLITES ARE SUBJECT TO RISKS DURING AND AFTER LAUNCH


         Satellite launches are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Approximately 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and satellite manufacturer. The loss, damage or destruction of any of our satellites as a result of electrostatic storm or collision with space debris would have a material adverse effect on our business.


         In November 1998 and 1999, certain meteoroid events occurred as the Earth's orbit passed through the particulate trail of Comet 55P (Tempel-Tuttle). Similar meteoroid events are expected to occur again in November 2000. These meteoroid events pose a potential threat to all in orbit geosynchronous satellites including our DBS satellites. While the probability that our satellites will be damaged by space debris is very small, that probability will increase by several orders of magnitude during these meteoroid events.

OUR SATELLITES HAVE MINIMUM DESIGN LIVES OF 12 YEARS, BUT COULD FAIL BEFORE THEN


         Our ability to earn revenue wholly depends on the usefulness of our satellites. Each of our satellites has a limited useful life. A number of factors affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the longevity of their station-keeping on orbit and the efficiency of the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III, EchoStar IV and EchoStar V is 12 years. We can provide no assurance, however, as to the useful lives of the satellites. Anomalies EchoStar IV has experienced have reduced its remaining useful life to approximately 4 years. Our operating results would be adversely affected if the useful life of any of our other satellites were significantly shorter than 12 years. The satellite construction contracts for our satellites contain no warranties if EchoStar I, EchoStar II, EchoStar III, EchoStar IV or EchoStar V fails following launch. Additionally, moving any of these satellites, either temporarily or permanently, to another orbital location, decreases the orbital life of the satellite by up to six months per movement. Earlier this year, we temporarily moved our EchoStar IV satellite to the 110 degree orbital location, see "-- Our business depends substantially on FCC licenses that can expire or be revoked or modified."


         In the event of a failure or loss of any of EchoStar I, EchoStar II or EchoStar III, we may relocate EchoStar IV and use the satellite as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that EchoStar IV would not cause additional interference compared to EchoStar I, EchoStar II or EchoStar III. If we choose to use EchoStar IV in this manner, we cannot assure you that this use would not adversely affect our ability to meet the operation deadlines associated with our permits. Failure to meet those deadlines could result in the loss of such permits which would have an adverse effect on our operations.

INSURANCE COVERAGE OF OUR SATELLITES IS LIMITED


         We renewed in-orbit insurance for EchoStar I, EchoStar II and EchoStar III through July 24, 2000. The insurance policy with respect to in-orbit operation contains standard commercial satellite insurance provisions, including a material change in underwriting information clause requiring us to notify our insurers of any material change in the written underwriting information provided to the insurers or any change in any material fact or circumstance concerning our satellites insured under the policy. That notification could permit insurers to renegotiate the terms and conditions if the result is a material change in risk of loss or insurable interest. A change in the operating status of an insured satellite or any loss occurring during the policy period does not entitle the insurers to renegotiate the policy terms. Currently, our satellite insurance contains customary exclusions and does not apply to loss or damage caused by acts of war or civil insurrection, anti-satellite devices, nuclear radiation or radioactive contamination or certain willful or intentional acts designed to cause loss or failure of a satellite. There may be circumstances in which insurance will not fully reimburse us for any loss. For example, as a result of the failure over the past two years of three transponders on EchoStar III, resulting in the loss of use of six transponders on EchoStar III, our current insurance policy for EchoStar III contains a deductible of three or six transponders, depending on the power mode that we operate in. As a result of this deductible, we are currently insured for approximately 81% of our total transponders on EchoStar III.


         The EchoStar IV launch insurance policy provided for insurance of $219.3 million covering the period from launch of the satellite on May 8, 1998 through May 8, 1999. Due to anomalies experienced by EchoStar IV during that period and the resulting pending claim for a total constructive loss, we did not obtain in-orbit insurance on EchoStar IV. Consequently, if we are unable to resolve our pending insurance claim to our satisfaction, EchoStar IV will not be insured if further losses occur in the future. In addition, insurance will not reimburse us for business interruption, loss of business, profit opportunity and similar losses that might arise from delay in the launch of any EchoStar satellite.


         We have procured normal and customary launch insurance for EchoStar V and EchoStar VI. The launch insurance policy provides for insurance of $225.0 million covering the one-year period from launch of the satellite. Before either policy expires, we expect to procure normal and customary in-orbit insurance but might not be able to procure that insurance at reasonable rates, or at all, if either EchoStar V or EchoStar VI experiences any anomalies before that time.


WE MAY BE UNABLE TO SETTLE OUTSTANDING CLAIMS WITH INSURERS


         As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 24 transponders to date, a maximum of approximately 16 of the 44 transponders on EchoStar IV are currently available for use at this time. Due to the normal degradation of the solar arrays, the number of available transponders may further decrease over time. Based on the current data from Lockeed Martin, we expect that at least 10 transponders or 5 high power transponders will probably be available over the remaining useful life of the satellite, absent significant additional transponder problems or other failures.

         In addition to transponder failures, EchoStar IV experienced anomalies affecting its heating systems and fuel system during 1999. As a result of the heating system and fuel system anomalies, the estimated remaining useful life of EchoStar IV has been reduced to approximately 4 years. The change increased EchoStar's net loss for the three months ended March 31, 2000 by approximately $2.4 million.

         During September 1998, EchoStar recorded a $106 million provision for loss in connection with the partial failure of EchoStar IV solar arrays to deploy. During December 1999, EchoStar recorded an additional $13.7 million provision for loss. The aggregate loss provision of $119.7 million represented EchoStar's estimate, at December 31, 1999, of the asset impairment attributable to lost transmission capacity on EchoStar IV resulting from the solar array anomaly described above. EchoStar also recorded a $106 million gain, during September 1998, attributable to an anticipated insurance claim receivable that it believes is probable of receipt. While there can be no assurance as to the amount of the final insurance settlement, EchoStar believes that it will receive insurance proceeds at least equal to the $106 million receivable recorded. To the extent that it appears probable that EchoStar will receive insurance proceeds in excess of the $106 million currently recorded and that no further provision for loss is necessary, a gain will be recognized for the incremental amount in the period that the amount of the final settlement can be reasonably estimated.

         In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policy related to EchoStar
IV. However, if the Company receives $219.3 million for a constructive total loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. Although we believe we have suffered a total loss of EchoStar IV under that definition in the launch insurance policy, we intend to negotiate a settlement with the insurers to compensate us for the reduced satellite transmission capacity and allow us to retain title to the asset.

         The satellite insurance policy for EchoStar IV consists of separate identical policies with different carriers for varying amounts which, in combination, create a total insured amount of $219.3 million. Two of the participants in EchoStar's insurance line have notified EchoStar they believe that its alleged delay in providing required insurance claim information may reduce their obligation to pay any settlement related to the claim.

         During April 2000, the insurance carriers offered EchoStar a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers allege that all other impairment to the satellite occurred after expiration of the policy period and is not covered by the policy. EchoStar strongly disagrees with the position of the insurers. As a result, EchoStar filed for arbitration to resolve its insurance claim for constructive total loss with respect to the EchoStar IV satellite. There can be no assurance that EchoStar will receive the amount claimed or, if it does, that EchoStar will retain title to EchoStar IV with its reduced capacity.



         While there can be no assurance, we do not currently expect a material adverse impact on short term satellite operations. We will continue to evaluate the performance of EchoStar IV and may modify our loss assessment as new events or circumstances develop.


WE MAY BECOME LIABLE IN A PENDING FEE DISPUTE

         In connection with the News Corporation litigation that arose in 1997, we have a contingent fee arrangement with the attorneys who represented us in that litigation which provides for the attorneys to be paid a percentage of any net recovery obtained in the News Corporation litigation. The attorneys have asserted that they may be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement. We are vigorously contesting the attorneys' interpretation of the fee arrangement, which we believe significantly overstates the magnitude of our liability.


         During mid-1999, we initiated litigation against the attorneys in the District Court, Arapahoe County, Colorado, arguing that the fee arrangement is void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. In February 2000, the attorneys moved to dismiss the lawsuit and to compel us to participate in the arbitration. On June 15, 2000, a hearing was held on this motion. At the hearing, the judge granted the attorneys' motion and ordered us to participate in the arbitration. The judge also stayed the lawsuit while the arbitration was ongoing. A two week arbitration hearing has been set for January 2001. It is too early to determine the outcome of negotiations, arbitration or litigation regarding this fee dispute.


WE USE ONLY ONE DIGITAL BROADCAST CENTER

         We rely upon a single digital broadcast center located in Cheyenne, Wyoming, for key operations for programming signals, such as reception, encryption and compression. Although we recently acquired a digital broadcast center located in Gilbert, Arizona, this digital broadcast center will require significant time and expenditures to become fully operational. If a natural or other disaster damaged the digital broadcast center in Cheyenne, Wyoming, we cannot assure you that we would be able to continue to provide programming services to our customers.

COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE

         New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides and other matters, and significant software development, are integral to our direct broadcast satellite system and may, at times, not function as we expect. Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our direct broadcast satellite system may occur that could adversely affect performance or operation of our direct broadcast satellite system and could have an adverse effect on our business. Further, if a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage.

WE DEPEND PRIMARILY ON A SINGLE RECEIVER MANUFACTURER

         SCI Technology, Inc., a high-volume contract electronics manufacturer, is the primary manufacturer of EchoStar receiver systems. JVC and VTech also manufacture some EchoStar receiver systems for use by us and other customers of EchoStar Technologies Corporation. JVC also manufactures other consumer electronics products incorporating our receiver systems. If any of these vendors are unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our technology business unit. Likewise, it would adversely affect our results of operations.

WE HAVE FEWER DISTRIBUTION CHANNELS THAN OUR LARGEST DIRECT BROADCAST SATELLITE COMPETITOR


         We do not have manufacturing agreements or arrangements with consumer products manufacturers other than JVC, VTech and Philips, and only JVC currently manufactures consumer electronics equipment incorporating our receivers. As a result, our receivers, and consequently our programming services, are less well known to consumers than those of our largest direct satellite broadcast competitor, DirecTV. As alleged in the litigation we commenced against DirecTV on February 1, 2000, see "Recent Developments", we believe that the improper conduct of DirecTV has resulted in fewer retail outlets that carry our receiver systems for sale compared to outlets that carry the DirecTV system.


WE RELY ON KEY PERSONNEL

         We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, Chairman, Chief Executive Officer and President. The loss of Mr. Ergen could have an adverse effect on our business. We do not maintain "key man" insurance. Although all of our executives, other than executive officers, have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with any of our executive officers.

WE ARE CONTROLLED BY ONE PRINCIPAL STOCKHOLDER


         Charles W. Ergen, our Chairman, Chief Executive Officer and President, currently beneficially owns approximately 51% of our total equity securities, assuming exercise of employee stock options, and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of our directors and to control all other matters requiring the approval of our stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI WorldCom, News Corporation and MCI WorldCom have agreed to vote their shares in accordance with the recommendation of our Board of Directors for five years. For Mr. Ergen's total voting power to be reduced to below 51%, his percentage ownership of the equity securities of EchoStar would have to be reduced to below 10%.


FOREIGN OWNERSHIP RESTRICTIONS COULD AFFECT OUR BUSINESS PLAN

         The Communications Act, and the FCC's implementing regulations, provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of subscription direct broadcast satellite service like us, the ruling is under challenge. Furthermore, the limitations will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier or if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis. We have recently informed the FCC that we have no common carrier plans with respect to that system.

         Currently a subsidiary of News Corporation, an Australian corporation, owns approximately 7% of our total outstanding stock, having 1% of our total voting power. This ownership has increased the possibility that foreign ownership of our stock may exceed the foreign ownership limitations if they apply. In connection with the MCI WorldCom authorization that we received in connection with our transactions with News Corporation, the FCC has decided to waive any foreign ownership limitations to the extent applicable. Nevertheless, we cannot foreclose the possibility that, in light of any subsequent FCC decisions or policy changes, we may in the future need a separate FCC determination that foreign ownership in excess of any applicable limits is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC's rules.

      RISKS PRIMARILY RELATED TO THE CONVERTIBLE NOTES AND OUR COMMON STOCK

WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE DEPENDENT ON OUR SUBSIDIARIES' EARNINGS TO MAKE PAYMENTS ON OUR INDEBTEDNESS


         We have substantial debt service requirements which make us vulnerable to changes in general economic conditions. The indentures governing our subsidiaries' debt restrict their ability to incur additional debt. Thus it is, and will continue to be, difficult for our subsidiaries to obtain additional debt if required or desired in order to implement our business strategy. Since we conduct substantially all of our operations through our subsidiaries, our ability to service our debt obligations is dependent upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the convertible notes. Our subsidiaries do not guarantee the payment of the convertible notes. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to our subsidiaries' assets. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The outstanding senior notes of our EchoStar DBS Corporation subsidiary, an intermediate holding company through which we conduct substantially all of our business, currently prohibit it from paying any dividends to us. We cannot assure you that any of our other subsidiaries will be able to pay dividends or otherwise distribute funds to us in an amount sufficient to pay the principal of or interest on the convertible notes. As of March 31, 2000, our subsidiaries had outstanding long-term debt (including both the current and long-term portion) of approximately $3.05 billion and also had $954 million of other liabilities. Our subsidiaries may incur significant indebtedness in the future. If indebtedness is issued by a subsidiary, the claims of creditors of that subsidiary would effectively rank senior to the claims of holders of the convertible notes with respect to such subsidiary's assets. Accordingly, there might be insufficient assets available to satisfy your claims as a holder of the convertible notes upon an acceleration of the maturity of the convertible notes. Our ability to meet our payment obligations will depend on the success of our business strategy, which is subject to uncertainties and contingencies beyond our control.


THE CONVERTIBLE NOTES ARE SUBORDINATED TO OTHER DEBT AND NOT SECURED BY ANY OF OUR ASSETS


         The convertible notes are general unsecured obligations ranking junior to all our existing and future "Senior Debt," as that term is defined in the indenture. See "Description of convertible notes -- Definitions." In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the convertible notes only after all of our Senior Debt and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full. Consequently, there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank senior in right of payment with respect to the convertible notes, if such secured debt were "Senior Debt," or would rank equally in right of payment with the convertible notes if such secured debt were not so classified. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including Senior Debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes. As of March 31, 2000, our subsidiaries had outstanding long-term debt (including both the current and long-term portion) of approximately $3.05 billion and also had $954 million of other liabilities, all of which are structurally senior to the convertible notes.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

         Sales of a substantial number of our shares of class A common stock in the public market in connection with this offering, or other offerings by us, could cause the market price of our class A common stock to decline. During October 1999, we filed a registration statement registering for sale up to 34,412,464 shares of our class A common stock by News America Incorporated and MCI WorldCom Network Services, Inc. On December 2, 1999, News America Incorporated and MCI WorldCom Network Services, Inc. sold 13.8 million of these shares pursuant to an underwritten offering. In connection with that offering, News America Incorporated and MCI WorldCom Network Services, Inc. have committed not to sell any shares of class A common stock, other than those included in that offering, for a period of six months and, thereafter, only as provided in the prospectus. The sale of these shares may affect the market price of our class A common stock.

WE MAY BE UNABLE TO REPAY OR REPURCHASE THE CONVERTIBLE NOTES UPON A CHANGE OF CONTROL

         There is no sinking fund with respect to the convertible notes, and the entire outstanding principal amount of the convertible notes will become due and payable at maturity. If we experience a change in control, as defined, you may require us to repurchase all or a portion of your convertible notes prior to maturity. See "Description of convertible notes -- Repurchase at the option of holders." We may not have sufficient funds or be able to arrange for additional financing to repay the convertible notes at maturity or to repurchase convertible notes tendered to us following a change in control.

         Borrowing arrangements or agreements relating to other indebtedness to which we may become a party may contain restrictions on or prohibitions against our repurchase of the convertible notes. If we were prohibited from repurchasing the convertible notes under such financing arrangements and could not obtain the necessary waivers or refinance the applicable borrowings, we would be unable to repurchase the convertible notes. Our failure to repurchase any tendered convertible notes or convertible notes due upon maturity would constitute an event of default of the convertible notes.

THERE MAY BE NO PUBLIC MARKET FOR THE CONVERTIBLE NOTES

         We cannot assure you that any market for the convertible notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the convertible notes, including fluctuations in the prevailing interest rates, changes in the market for convertible securities and changes in the market price of our common stock. The convertible notes are eligible for trading in the PORTAL Market. We do not intend to apply for a listing of any of the convertible notes on any security exchange or for quotation through the Nasdaq National Market.

OUR STOCK PRICE MAY BE VOLATILE

         The price at which our common stock trades may be volatile and may fluctuate substantially due to competition and changes in the subscription television industry, regulatory changes, launch and satellite failures, operating results below expectations and other factors. In addition, price and volume fluctuations in the stock market may affect market prices for our common stock for reasons unrelated to our operating performance.

THE SHARES OF COMMON STOCK RECEIVED UPON CONVERSION OF THE CONVERTIBLE NOTES HAVE LIMITED VOTING RIGHTS


         Our equity securities consist of common stock and preferred stock. Our common stock has been divided into three classes with different voting rights. Holders of class A common stock, which is the class issuable upon conversion of the convertible notes, and holders of class C common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of class B common stock are entitled to ten votes per share. Holders of series C preferred stock have no voting rights except as provided by law or unless dividends are in arrears. No class C common stock or other series of preferred stock is currently outstanding. However, upon a "change in control" of EchoStar, any holder of class C common stock would be entitled to ten votes per share. Holders of common stock generally vote together as single class on matters submitted to stockholders. Although the class A common stock represents approximately 49% of our total common and preferred shares outstanding, it represents only 9% of our total voting power. Holders of common stock received upon conversion of the convertible notes will therefore not be able to meaningfully participate in our affairs absent a restructuring of our capital stock or the conversion of the outstanding class B common stock into class A common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

         We have never declared or paid any cash dividends on any class of our common stock and we do not expect to declare dividends on our common stock in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, restrictions in our debt facilities and other factors our Board of Directors considers appropriate. We currently intend to retain our earnings, if any, to support future growth and expansion.

                       RATIO OF EARNINGS TO FIXED CHANGES


                                                 Year Ended December 31,                          Three Months
                          ---------------------------------------------------------------------       Ended
                             1995          1996           1997            1998         1999      March 31, 2000
                          ----------    -----------    -----------     ----------    ----------  ---------------
   Ratio of earnings to
   fixed charges.......         0.13          (0.99)       (1.34)         (0.42)        (1.54)           (1.99)
                          ==========     ==========    =========      =========     =========        =========

   Deficiency of
   available earnings
   to fixed charges....     $(44,198)    $(188,701)    $(364,290)     $(317,731)    $(530,947)       $(185,568)
                            =========    ==========    ==========     ==========    ==========        ==========



         For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1995, 1996, 1997 1998 and 1999, and the three months ended March 31, 2000, earnings were insufficient to cover the fixed charges.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

         The convertible notes are issued under an indenture, dated as of December 8, 1999, to which we and U.S. Bank Trust National Association, as trustee, are parties. The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the convertible notes. Copies of the indenture and the registration rights agreement are available to you upon request.

         You can find the definitions of certain terms used in this description under the subheading "Definitions." In this section of the Prospectus entitled "Description of convertible notes" when we use the terms "we," "us," "our" or similar terms, we are referring only to EchoStar Communications Corporation, the issuer of the convertible notes, and not to any of its subsidiaries.

         The convertible notes will be general unsecured obligations of ours, subordinated in right and priority of payment to all of our existing and future Senior Debt as described under "-- Subordination of convertible notes" and convertible into our class A common stock as described under "-- Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction, except to the extent described under "-- Repurchase at the option of holders." The convertible notes will not be guaranteed by any of our subsidiaries.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible notes. As a result, the convertible notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

         We issued $1 billion in aggregate principal amount of convertible notes. The convertible notes will mature on January 1, 2007. Interest on the convertible notes accrues at a rate of 4 7/8% per annum from the date of original issuance and is be payable semiannually on July 1 and January 1, commencing on July 1, 2000. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding June 15 and December 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All references herein to a payment of principal shall include any premium that may be payable.

         We are required to pay special interest on the convertible notes under certain circumstances, all as further described under the caption "Registration rights." All references herein to interest on the convertible notes shall include any such special interest that may be payable and all references to a payment of principal shall include any premium that may be payable.

         The convertible notes are payable both as to principal and interest on presentation of such convertible notes if in certificated form at our offices or agencies maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses listed in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until we designate otherwise, our office or agency will be the offices of the trustee maintained for this purpose. The convertible notes are issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION


         The holder of any convertible note has the right, exercisable at any time after March 2, 2000 and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of our class A common stock at a conversion price of $45.44 per share, subject to adjustment as described below (the "Conversion Price"), except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption.


         If any convertible notes are converted during the period after any record date but before the next interest payment date, interest on such convertible notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those convertible notes. Any convertible notes that are, however, delivered to us for conversion after any record date but before the next interest payment date must, except as described in the next sentence, be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of convertible notes being converted. We will not require the payment to us described in the preceding sentence if, during that period between a record date and the next interest payment date, a conversion occurs on or after the date that we have issued a redemption notice and prior to the date of redemption. If any convertible notes are converted after an interest payment date but on or before the next record date, no interest will be paid on those notes. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

         The conversion price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of common stock as a dividend or distribution on our common stock;

         (2)  the subdivision or combination of our outstanding common stock;

         (3) the issuance to substantially all holders of our common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into class A common stock) at a price per share less than the then current market price per share, as defined;

         (4) the distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in paragraph 5 below) to all holders of our common stock;

         (5) the distribution, by dividend or otherwise, of cash to all holders of our common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of our common stock outstanding on that date;

         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share on the expiration of such tender offer or the consummation of such other negotiated transaction, as the case may be, times the number of shares of our common stock outstanding on that date; and

         (7) the distribution to substantially all holders of our common stock of rights or warrants to subscribe for securities (other than those referred to in paragraph 3 above). In the event of a distribution to substantially all holders of our common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in paragraph 3 above), we may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts that convertible note after the record date for such distribution and prior to the expiration or redemption of such rights will be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         If we reclassify or change our outstanding common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or are a party to a merger that reclassifies or changes our outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted their convertible notes immediately before the effective date of the transaction.

         The indenture also provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options, which were exercised.

         In the indenture, the "current market price" per share of common stock on any date means the average of the daily market prices for the shorter of (i) ten consecutive business days ending on the last full trading day on the exchange or market referred to in determining such daily market prices prior to the time of determination (as defined in the indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

         We are permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock which we make to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES


         The convertible notes are subordinate in right and priority of payment to all of our existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other indebtedness that we or any of our subsidiaries may incur. As of March 31, 2000, the convertible notes effectively rank junior to $3.05 billion of indebtedness and $954 million of other liabilities of our subsidiaries. Currently, We do not have any debt outstanding other than indebtedness of our subsidiaries, trade debt and the indebtedness represented by the convertible notes.


         The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right and priority of payment to the prior payment in full of all of our Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for under the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the indenture will provide that if we and the trustee are notified by any of the holders of any issue of Senior Debt (the "Payment Blockage Notice") that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

         Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization or acceleration of the principal amount due on the convertible notes because of any event of default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

         As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

         If the payment of the convertible notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. We may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

         If the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Debt.

         We are the exclusive obligors on the convertible notes. Since our operations are conducted substantially through our subsidiaries, our ability to service debt, including the convertible notes, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. The payment of dividends to us and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will be dependent upon the earnings of those subsidiaries and may be subject to various business considerations. The outstanding senior notes of our EchoStar DBS Corporation subsidiary, an intermediate holding company through which we conduct substantially all of our business, currently prohibit it from paying any dividends to us.

         Any right that we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

         The indenture will not limit the amount of additional indebtedness, including Senior Debt, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

         We may not redeem the convertible notes prior to January 1, 2003. Thereafter, the convertible notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest thereon, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

                     YEAR                    PERCENTAGE
                     2003                     102.786%
                     2004                     102.089
                     2005                     101.393
                     2006                     100.696
                     2007                     100.000

MANDATORY REDEMPTION AND REPURCHASE

         We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are, however, required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the caption "Repurchase at the option of holders."

REPURCHASE AT THE OPTION OF HOLDERS

         If a Change of Control occurs, each holder of convertible notes will have the right to require us to repurchase all or any part of that holder's convertible notes equal to $1,000 or an integral multiple of $1,000, pursuant to the Change of Control Offer at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, as of the date of purchase. The payment will be referred to as the Change of Control Payment. Within 40 days following any Change of Control, we will mail a notice to each holder, stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change of Control Payment Date;

         (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

         (4) that, unless we default in the payment of the Change of Control Payment, with respect to all convertible notes accepted for payment pursuant to the Change of Control Offer, interest will cease to accrue after the Change of Control Payment Date;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter stating the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing the election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

         We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

         On the Change of Control Payment Date, we will, to the extent lawful,

         (1) accept for payment convertible notes or portions of convertible notes tendered pursuant to the Change of Control Offer;

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions of convertible notes so tendered; and

         (3) deliver or cause to be delivered to the trustee the convertible notes so accepted together with an Officers' Certificate stating the convertible notes or portions of convertible notes that have been tendered.

         The paying agent shall promptly mail to each holder of convertible notes so accepted, or, if a holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for such convertible notes. The trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note shall be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Except as described above with respect to a Change of Control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control Offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

         Our ability to pay cash to the holders of convertible notes pursuant to a Change of Control Offer may be limited by our then existing financial resources. See "Risk factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Change of Control Payment or may also require a similar offer to which we or our subsidiaries may be required to allocate resources, such as with EchoStar DBS Corporation's outstanding senior notes. If a Change of Control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In such case, our failure to purchase tendered convertible notes would constitute an event of default under the indenture. Moreover, the events that constitute a Change of Control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries. Such events of default may permit the lenders under those debt instruments or credit agreements to accelerate the debt and, if the debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of our subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

         "Change of Control" means

         (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any person other than the Principal or his Related Parties) (i) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in us beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act, but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements), by such persons on the date of the indenture (as adjusted for stock splits and dividends and other distributions payable in Equity Interests) or
              (ii) do not have the voting power to elect at least a majority of our Board of Directors;

         (b) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

         (c) the sale, lease or transfer of all or substantially all of our assets to any "Person" or "group," within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than the Principal and his Related Parties.

         "Principal" means Charles W. Ergen.

         "Related Party" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

SELECTION AND NOTICE

         If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible note to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less may be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

COVENANTS

SALE OF ASSETS

         The indenture provides that we may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in any one or more related transactions to another corporation, person or entity unless:

              - The entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

              - The entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all obligations pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

              - Immediately after such transaction no default or event of default exists.

LIMITATION ON STATUS AS INVESTMENT COMPANY

         The indenture provides that we will not, and will not permit any subsidiary to, conduct our or its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

REPORTS

         Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the issuance date.

EVENTS OF DEFAULT AND REMEDIES

         The indenture provides that each of the following constitutes an event of default:

         (1) default for 30 days in the payment when due of interest on the convertible notes;

         (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Repurchase Offer, upon declaration, or otherwise;

         (3) our failure to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the option of holders" and "Sale of assets" (in each case, other than a failure to purchase convertible notes in connection with a Repurchase Offer);

         (4) our failure for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, or the payment of which is guaranteed by us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, whether such Indebtedness or guarantee now exists, or is created after the issuance date, which default

              (1) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness, which payment default continues beyond any applicable grace period; or

              (2) results in the acceleration of such Indebtedness prior to its express maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

         (6) failure by us or any subsidiary of ours that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $50.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to us or any subsidiary of ours that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary; and

         (8) the approval by our shareholders of any merger, amalgamation or consolidation by us (whether or not we are the surviving corporation) and whether or not such merger, amalgamation or consolidation is in one or more related transactions if, (i) the successor corporation, person or entity (A) does not assume all the obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture (to the extent any such supplemental indenture may be necessary, in the opinion of the trustee, to evidence our continuing obligations under the indenture) and (B) is not a corporation, person or entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) immediately after the transaction, any default or event of default exists.

         If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "-- Subordination." Notwithstanding the foregoing, if a default occurs from (i) the events described in paragraph 8 above regarding merger, amalgamation or consolidation or (ii) certain events of bankruptcy or insolvency, with respect to us or any significant subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

         If the convertible notes are accelerated because an event of default has occurred and is continuing as a result of the acceleration of any Indebtedness described in paragraph 5 above, the acceleration shall be automatically annulled if:

              - the holders of any, Indebtedness described in such paragraph 5, above, have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days after the date of such declaration;

              - the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

              - all existing events of default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

         The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the convertible notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying that default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

         No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

         If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK-ENTRY, DELIVERY AND FORM

         The convertible notes were sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes"). Convertible notes were also sold to a limited number of accredited investors in transactions exempt from registration under the Securities Act ("Accredited Investor Notes"). Except as set forth below, convertible notes were issued in registered, global form in minimum denominations of $1,000 (subject to a minimum initial purchase amount of $100,000 in the case of Accredited Investor Notes) and integral multiples of $1,000 in excess thereof.

         Rule 144A Notes initially will be represented by one or more convertible notes in registered global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for convertible notes in certificated form except in the limited circumstances described below. See "-- Exchange of global notes for certificated notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of convertible notes in certificated form.

         Accredited Investor Notes will be issued only in registered, certificated (i.e., non-global) form without interest coupons. Accredited Investor Notes may not be exchanged for beneficial interests in any Global Note except in the limited circumstances described below. See "Exchange of certificated notes for global notes."

         Rule 144A Notes (including beneficial interests in the Global Notes) and Accredited Investor Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITORY PROCEDURES

         The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

         DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised us that, pursuant to procedures established by it:

         (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

         (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note are subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE CONVERTIBLE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CONVERTIBLE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Payments in respect of the principal and interest, of, premium, and special interest, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the convertible notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, nor any agent of ours or the trustee has or will have any responsibility or liability for:

              - any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

              - any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the convertible notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of convertible notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or EchoStar. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the convertible notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Subject to the transfer restrictions set forth under "Notice to investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the convertible notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the convertible notes, DTC reserves the right to exchange the Global Notes for legended convertible notes in certificated form, and to distribute such convertible notes to its Participants.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

         A Global Note is exchangeable for definitive convertible notes in registered certificated form ("Certificated Notes") if:

         (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

         (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

         (3) there shall have occurred and be continuing a default or event of default with respect to the convertible notes.

         In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the restrictive legend referred to in "Notice to investors," unless that legend is not required by applicable law.

EXCHANGE OF ACCREDITED INVESTOR NOTES FOR GLOBAL NOTES

         Accredited Investor Notes, which will be issued in certificated form, may not be exchanged for beneficial interests in a global note unless such exchange occurs in connection with a transfer of such Accredited Investor Notes and the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such convertible notes. See "Notice to investors."

SAME DAY SETTLEMENT AND PAYMENT

         We will make payments in respect of the convertible notes represented by the global notes (including principal, premium, if any, and interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, premium and special interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified or permitted to be specified, by mailing a check to each such Holder's registered address. The convertible notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such convertible notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange interests in the convertible notes in accordance with procedures described in "Book-entry; delivery and form." The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any convertible note selected for redemption. Also, we are not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed.

         The registered holder of a convertible note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

         Without the consent of each holder affected, an amendment or waiver may not:

              - reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver;

              - reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for repurchases of the convertible notes pursuant to the covenant described above under the caption "-- Repurchase at the option of holders;"

              - reduce the rate of or change the time for payment or accrual of interest on any convertible note;

              - waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration;

              - make any convertible note payable in money other than that stated in the convertible notes;

              - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes;

              - waive a redemption payment with respect to any convertible note;

              - impair the right to convert the convertible notes into common stock;

              - modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes; or

              - make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of convertible notes, we and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of our obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

         The convertible notes and the indenture will be governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

         We will submit to the jurisdiction of the United States federal and New York state courts located in the borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and indenture.

CONCERNING THE TRUSTEE

         The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

         The holders of the majority in aggregate principal amount of the then outstanding convertible notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that in case an event of default shall occur, which shall not be cured or waived, the trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

         The following are selected defined terms used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

         "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

         "Continuing Director" means, as of any date of determination, any member of our Board of Directors who:

         (a) was a member of such Board of Directors on the date of the indenture; or

         (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

         "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by us or any of our subsidiaries with respect to shares of ours acquired in a tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

         "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the issuance date and are applied on a consistent basis.

         "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, of reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

         "Interest Rate Agreement" means, with respect to any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the Party indicated therein against fluctuations in interest rates.

         "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

         "Repurchase Offer" means a Change of Control Offer.

         "Senior Debt" means the principal of, interest on and other amounts due on (i) our Indebtedness, whether outstanding on the date of the indenture or thereafter created incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions; (ii) our Indebtedness, whether outstanding on the date of the indenture or thereafter created incurred, assumed or guaranteed by us; (iii) our Indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements: unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes. Senior Debt includes, with respect to the obligations described in clauses (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness which we owe to any of our subsidiaries.

         "Significant Subsidiary" means any subsidiary of ours which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

                               REGISTRATION RIGHTS

         The following summary of the registration rights provided in the registration rights agreement and the convertible notes is not complete. You should refer to the registration rights agreement and the convertible notes for a full description of the registration rights that apply to the convertible notes.

         Pursuant to a registration rights agreement we have agreed for the benefit of the holders of the convertible notes, that (i) we will, at our cost, within 90 days after the closing of the sale of the convertible notes (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement) with the SEC with respect to resales of the convertible notes and the common stock issuable upon conversion thereof, (ii) we will use our best efforts to cause such Shelf Registration Statement to be declared effective by the SEC within 270 days after the Closing, and (iii) we will use our best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the registration rights agreement, the second anniversary of the date of the Closing. We will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events. If (a) we fail to file the Shelf Registration Statement required by the registration rights agreement on or before 90 days after closing, (b) such Shelf Registration Statement is not declared effective by the SEC on or prior to 270 days after closing (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then we will pay special interest to each holder of convertible notes, with respect to the first 90 consecutive-day period immediately following the occurrence of such Registration Default, an amount equal to an increase in the annual interest on the convertible notes of 0.25% and with respect to each subsequent 90 consecutive-day period, an amount equal to an increase in the annual interest rate on the convertible notes of 0.25% until all Registration Defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%. All accrued special interest will be paid by us on each subsequent interest payment date in cash. Such payment will be made to the holder of the Global Notes by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes, if any, by wire transfer to the accounts specified by them (to the extent permitted under the indenture) or by mailing checks to their registered addresses if no such accounts have been specified by them. Following the cure of all Registration Defaults, the accrual of special interest will cease.

         For purposes of the foregoing, "Transfer Restricted Securities" means each convertible note and the common stock issuable upon conversion thereof until (i) the date on which such convertible note or the common stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such convertible note or the common stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (iii) the date on which such convertible note or the common stock issuable upon the conversion thereof ceases to be outstanding.

         If the Company expects to file and obtain the effectiveness of a Shelf Registration Statement within 30 days of the effective date of the Registration Rights Agreement (an "Expedited Filing"), it shall (x) mail, as promptly as reasonably practicable after the effective date of the Registration Rights Agreement to the holders of Transfer Restricted Securities, a Notice and Questionnaire, in substantially the form attached hereto as Appendix A (a "Notice and Questionnaire"), with a response deadline of 30 days from the date of such notice (the "Expedited Filing Questionnaire Deadline"), and (y) as promptly as practicable after the response deadline but in any event no later than 30 days thereafter, prepare a prospectus supplement (and if required file an amendment or a supplement to the Shelf Registration Statement) or take such other measures, if any, as are necessary to include in the Shelf Registration Statement the Transfer Restricted Securities of Electing Holders (as defined below). If the Company does not intend to make an Expedited Filing, it shall mail the Notice and Questionnaire to the holders of Transfer Restricted Securities not less than 20 business days prior to the time the Company intends in good faith to have the Shelf Registration Statement declared effective (the "Effective Time"). No holder of Transfer Restricted Securities shall be entitled to be named as a selling security holder in the Shelf Registration Statement as of the effective time of such Shelf Registration Statement (or in the first prospectus supplement filed thereafter in the case of the

Expedited Filing), and no holder of Transfer Restricted Securities shall be entitled to use the prospectus forming a part thereof for offers and resales of Transfer Restricted Securities at any time, unless such Holder has returned a completed and signed Notice and Questionnaire to the Company by the deadline for response set forth therein.

         The Company shall not be required to take any action to name such holder as a selling securityholder in the Shelf Registration Statement until such holder has returned a completed and signed Notice and Questionnaire to the Company. Following its receipt of such Notice and Questionnaire, the Company will as promptly as possible, but not prior to the next required amendment or supplement to the Shelf Registration Statement, include the Transfer Restricted Securities covered thereby in the Shelf Registration Statement (if not previously included). The term "Electing Holder" shall mean any holder of Transfer Restricted Securities that has returned a completed and signed Notice and Questionnaire to the Company in accordance with the preceding two paragraphs.

         We will provide to each registered holder of convertible notes, or the common stock issuable upon conversion of the convertible notes, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement for the convertible notes or the common stock issuable upon conversion of the convertible notes has become effective and take certain other actions as required to permit unrestricted resales of the convertible notes or the common stock issuable upon conversion of the convertible notes. A holder of the convertible notes or the common stock issuable upon conversion of the convertible notes that sells such securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification and contribution rights and obligations.

         Upon the initial sale of convertible notes or common stock issuable upon conversion of the convertible notes, each selling holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things, identify the sale as a transfer pursuant to the Shelf Registration Statement, certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with, and certify that the selling holder and the aggregate principal amount of securities owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

         Our authorized capital stock currently consists of:


              - 3,200,000,000 shares of common stock, of which 1,600,000,000 shares are designated class A common stock, 800,000,000 shares are designated class B common stock and 800,000,000 shares are designated class C common stock; and


              - 20,000,000 shares of preferred stock, including 2,300,000 shares of 6 :% Series C cumulative convertible preferred stock.


         As of June 19, 2000, 234,244,845 shares of class A common stock were issued and outstanding and held of record by 3,998 stockholders, 238,435,208 shares of class B common stock were issued and outstanding and held of record by Charles W. Ergen, our Chairman, Chief Executive Officer and President, and no shares of class C common stock were issued and outstanding. As of June 19, 2000, 251,093 shares of Series C preferred stock were issued and outstanding. All outstanding shares of the class A common stock and class B common stock are fully paid and nonassessable. A summary of the powers, preferences and rights of the shares of each class of common stock and each series of preferred stock is described below.


         The transfer agent for our capital stock, including the class A common stock, is American Securities Transfer & Trust, Inc.


         On March 22, 2000, we completed a two-for-one split of our outstanding class A and class B common stock.


CLASS A COMMON STOCK

         Each holder of class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class A common stock votes together with the class B common stock and the class C common stock on all matters submitted to a vote of stockholders. Subject to the preferential rights of any outstanding series of preferred stock and to any restrictions on the payment of dividends imposed under the terms of our indebtedness, the holders of class A common stock are entitled to such dividends as may be declared from time to time by our Board of Directors from legally available funds and, together with the holders of the class B common stock, are entitled, after payment of all prior claims, to receive pro rata all of our assets upon a liquidation. Holders of class A common stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

         Each holder of class B common stock is entitled to ten votes for each share of class B common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class B common stock votes together with the class A common stock and the class C common stock on all matters submitted to a vote of the stockholders. Each share of class B common stock is convertible, at the option of the holder, into one share of class A common stock. The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including: (i) dividends or distributions on class A common stock payable in class A common stock or certain other capital stock; (ii) subdivisions, combinations or certain reclassifications of class A common stock; and (iii) issuances of rights, warrants or options to purchase class A common stock at a price per share less than the fair market value of the class A common stock. Each share of class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class C common stock.

CLASS C COMMON STOCK

         Each holder of class C common stock is entitled to one vote for each share of class C common stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, the class C common stock votes together with class A common stock and the class B common stock on all matters submitted to a vote of stockholders. Each share of class C common stock is convertible into class A common stock on the same terms as the class B common stock. Each share of class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the class A common stock and class B common stock. Upon a change of control of our company, each holder of outstanding shares of class C common stock is entitled to cast ten votes for each share of class C common stock held by such holder. We do not currently intend to issue any shares of class C common stock. Under current National Association of Securities Dealers rules, we are not able to issue class C common stock so long as the class A common stock is quoted on the Nasdaq National Market.

PREFERRED STOCK

         Our Board of Directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our Board of Directors may, without stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting power of the holders of common stock and could have certain anti-takeover effects.

SERIES C PREFERRED STOCK


         As of June 19, 2000, holders of an aggregate of approximately 2 million shares of the Company's 6 :% Series C cumulative convertible preferred stock had converted their shares into approximately 33 million shares of class A common stock.


         Holders of the Series C preferred stock were entitled to a quarterly cash payment of $0.844 per share through November 1, 1999, which was funded from a deposit account created when the Series C preferred stock was issued. Dividends began to accrue on the Series C preferred stock on November 2, 1999, and holders of the Series C preferred stock are entitled to receive cumulative dividends at an annual rate of 6 :% of the liquidation preference, payable quarterly in arrears, commencing February 1, 2000. Dividends may, at our option, be paid in cash or by delivery of shares of class A common stock. The Series C preferred stock is redeemable at any time on or after November 1, 2000, in whole or in part, at our option, in cash or by delivery of class A common stock at specified redemption premiums.

         Upon any change of control, if the market value of our class A common stock is less than the conversion price, holders of Series C preferred stock would have a one time option to convert all of their outstanding shares into shares of class A common stock at an adjusted conversion price equal to the greater of the market value as of the change of control date and 66.67% of the market value as of the date of the initial offering of the Series C preferred stock. In lieu of issuing the shares of class A common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of such class A common stock otherwise issuable.


         The Series C preferred stock is convertible at any time, unless previously redeemed, at the option of the holder thereof, into that number of whole shares of class A common stock as is equal to the liquidation preference divided by a conversion price of $3 3/64 subject to adjustment under certain circumstances.

         The Series C preferred stock ranks senior to the class A common stock and senior or pari passu with other existing and future offerings of preferred stock in right of payment. Holders of the Series C preferred stock have no voting rights with respect to general corporate matters except as provided by law or upon certain dividend arrearages. The affirmative vote or consent of holders of at least 66-% of the outstanding Series C preferred stock is required for the issuance of any class or series of our stock (or security convertible into our stock) ranking senior to or pari passu with the Series C preferred stock as to dividends or liquidation rights (other than additional shares of Series B preferred stock or certain pari passu securities with an aggregate liquidation preference not to exceed $100 million) and for amendments to our articles of incorporation that would affect adversely the rights of holders of the Series C preferred stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our articles of incorporation provide that our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by Nevada corporate law. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders and does not relieve us or our directors from complying with federal or state securities laws. Our articles of incorporation and by-laws provide for indemnification, to the fullest extent permitted by Nevada corporate law, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. However, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to us.

NEVADA LAW AND LIMITATIONS ON CHANGES IN CONTROL

         The Nevada Revised Statutes prevent an "interested stockholders" defined generally as a person owning 10% or more of a corporation's outstanding voting stock, from engaging in a "combination" with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

         The provisions authorizing our Board of Directors to issue preferred stock without stockholder approval and the provisions of the Nevada Revised Statutes relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in our control or the removal of our existing management. Each of the indentures relating to the senior notes of EchoStar DBS Corporation (one of our wholly-owned subsidiaries) also contains provisions with respect to a change of control. The series C preferred stock certificate of designation also contains certain change of control provisions.


         Charles W. Ergen, our Chairman, President and Chief Executive Officer, owns 238,435,208 shares of class B common stock, which constitute all of the outstanding class B shares. These shares are transferable to other persons, subject to securities laws limitations. If Mr. Ergen transferred a substantial portion of his shares of class B common stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of our company. In addition, any such change in control would result in an obligation on the part of EchoStar DBS Corporation, our wholly-owned subsidiary, to offer to purchase at a premium all of its outstanding senior notes.

              SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the convertible notes and the class A common stock into which the convertible notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold convertible notes and class A common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the convertible notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar, and holders of convertible notes that did not acquire the convertible notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

         As used in this summary:

         - A "United States Holder" means a beneficial owner of the convertible notes or the class A common stock into which the convertible notes may be converted, who or that:

              -    is a citizen or resident of the United States;

              - is a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof;

              - is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

              - is a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. treasury regulations to be treated as a United States Person;

         - A "Foreign Holder" is a beneficial owner of convertible notes or class A common stock that is not a United States Holder;

         - "Code" means the U.S. Internal Revenue Code of 1986, as amended to date;

         -    "IRS" means the U.S. Internal Revenue Service.

         THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL NON-UNITED STATES OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

UNITED STATES HOLDER

CONVERTIBLE NOTES

         Stated interest. A United States Holder will be required to include in gross income the stated interest on a convertible note at the time that such interest accrues or is received, in accordance with the United States Holder's regular method of accounting for federal income tax purposes.

         Sale, exchange or redemption of the convertible notes. A United States Holder's tax basis in a convertible note will be its cost. A United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a convertible note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received, other than any such amount received in respect to accrued interest (which will be taxable as such if not previously included in income), and the United States Holder's tax basis in the convertible note. Gain or loss recognized on the sale, exchange or retirement of a convertible note generally will be a capital gain or loss. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the convertible notes, with a preferential rate available for convertible notes held for more than one year, and upon the United States Holder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

CONVERSION OF THE CONVERTIBLE NOTES

         A United States Holder generally will not recognize any income, gain, or loss upon conversion of a convertible note into class A common stock (except with respect to cash received in lieu of a fractional share of class A common stock). Such United States Holder's basis in the class A common stock received on conversion of a convertible note will be the same as such United States Holder's tax basis in the convertible note at the time of conversion (reduced by any basis allocable to a fractional share interest as described below), and the holding period for the class A common stock received on conversion will include the holding period of the convertible note converted.

         Cash received in lieu of a fractional share of class A common stock will be treated as a payment in exchange for the fractional share interest in the class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of class A common stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the holder's basis in the fractional share).

CONSTRUCTIVE DIVIDENDS

         The conversion price of the convertible notes is subject to adjustment under specified circumstances. Under Section 305 of the Code and applicable treasury regulations, adjustments or the failure to make adjustments to the Conversion Price of the convertible notes may result in a taxable constructive dividend to United States Holders, resulting in ordinary income to the extent of our earnings and profits, if, and to the extent that, the adjustments in the Conversion Price increase the proportionate interest of a United States Holder of a convertible note in our fully diluted stock, class A common stock, whether or not the United States Holder ever converts the convertible notes into our class A common stock.

DIVIDENDS ON CLASS A COMMON STOCK

         Dividends paid on class A common stock generally will be includible in the income of a United States Holder as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holder of class A common stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received.

SALE, EXCHANGE OR REDEMPTION OF CLASS A COMMON STOCK

         Upon the sale, exchange or redemption of class A common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the United States Holder's adjusted basis in the class A common stock. In the case of a non-corporate United States Holder, the federal tax rate applicable to capital gains will depend upon the United States Holder's holding period for the class A common stock, with a preferential rate available for class A common stock held for more than one year, and upon the holder's marginal tax rate for ordinary income. The deductibility of capital loss is subject to limitations.

FOREIGN HOLDERS

CONVERTIBLE NOTES

         Stated Interest. Payments of interest on a convertible note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

              - the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote (treating, for such purpose, convertible notes held by a holder as having been converted into our class A common stock);

              - the holder is not a controlled foreign corporation that is related to us through stock ownership; and

              - either (a) the beneficial owner of the convertible note, under penalties of perjury, provides us or our agent with its name and address and certifies that it is not a United States person or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to us or our agent a copy thereof.

         For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the "Portfolio Interest Exemption." Under United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification under penalties of perjury described above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

         The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

         A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by the Foreign Holder. Such effectively connected income received by a Foreign Holder, which is a corporation, may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

         To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with our withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

         Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

         Sale, exchange or redemption of the convertible notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of convertible notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met, (2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (3) EchoStar is or has been a "United States real property holding corporation" (a "USRPHC") within a specified time period, as described below under "-- Sale, exchange or redemption of class A common stock," and the holder owns or has owned (actually or constructively) more than 5% of the total value of the convertible notes at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as effectively connected income as described in (2)). In the case of (2), such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Additionally, in the case of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a disposition of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the convertible notes or a financial intermediary involved in any such transaction.

CONVERSION OF THE CONVERTIBLE NOTES

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a convertible note into class A common stock by a Foreign Holder except (1) to the extent the class A common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "Foreign Holders -- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a convertible note, in each case where either the conditions described in (1) or (2) above under "Foreign Holders -- Sale, exchange or redemption of the convertible notes" is satisfied or (3) we are a United States real property holding corporation as discussed below, the holder owns or has owned (actually or constructively) more than 5% of the value of the convertible notes at any time during the shorter of the five-year period preceding the date of conversion of the holder's holding period, and certain other conditions apply. For purposes of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the convertible notes may subsequently be considered to own more than 5% of the total value of the convertible notes due to other holders' conversion of convertible notes into class A common stock. Regardless of whether a conversion of any convertible note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applied to us or a financial intermediary involved in any such transaction.

SALE, EXCHANGE OR REDEMPTION OF CLASS A COMMON STOCK

         A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of class A common stock unless either of the conditions described in (1) or (2) above under "Foreign Holders -- Sale, exchange or redemption of the convertible notes" is satisfied or EchoStar is or has been a United States real property holding corporation, or a USRPHC, as defined above, for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Foreign Holder's holding period. We do not believe we are, nor do we believe we have ever been a USRPHC. Further, we do not expect in the foreseeable future to become a USRPHC. If the Company is, or becomes, a USRPHC, so long as the class A common stock continues to be regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the class A common stock will be subject to U.S. federal income tax on the disposition of the class A common stock. For purposes of the ownership test described above, a Foreign Holder of convertible notes will be considered as constructively owning the class A common stock into which such notes are convertible. Regardless of whether a disposition of class A common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the class A common stock or a financial intermediary involved in any such transaction.

DISTRIBUTIONS ON CLASS A COMMON STOCK

         Distributions by us with respect to the class A common stock that are treated as dividends paid or deemed paid (including a deemed distribution on the convertible notes or class A common stock as described above under "United States Holders -- Constructive dividends") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder which are taxable as described below, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers IRS Form 4224 to the payor.

         Under current United States treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of United States treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under United States treasury regulations which generally are effective for payments made after December 31, 2000, subject to certain transition rules, however, a Foreign Holder of class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current United States treasury regulations, in the case of class A common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The treasury regulations also provide look-through rules for tiered partnerships.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a convertible note, dividends on class A common stock, and payments of the proceeds of the sale of a convertible note or class A common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends properly or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

         Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

         Treasury regulations provide that backup withholding and information reporting will not apply to payments of principal on the convertible notes by the Company to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

         The payment of the proceeds from the disposition of convertible notes or class A common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a convertible note or class A common stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

              - a "controlled foreign corporation" for United States federal income tax purposes; or

              - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business.

         In the case of the payment of proceeds from the disposition of convertible notes or class A common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

         United States treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply Holders of convertible notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.

         THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CONVERTIBLE NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF CONVERTIBLE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

                             SELLING SECURITYHOLDERS

         The convertible notes were originally issued by EchoStar and sold by the initial purchasers in transactions not requiring registration under the Securities Act or applicable state securities laws. The initial purchasers of the convertible notes offered and sold the convertible notes to persons they reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of other "accredited investors"(as defined in Rule 501(a)(1)(, (2) or (7) of the Securities Act). Selling securityholders, which includes their transferees, pledgees or donees and their successors, may from time to time offer and sell pursuant to this prospectus any or all of the convertible notes or shares of class A common stock into which they are convertible.

         The following table provides information, as of the date of this prospectus, regarding the principal amount of the convertible notes and shares of class A common stock beneficially owned that may be offered and sold by each selling securityholder. The information is based upon information provided to us by each selling securityholder. The selling securityholders may have sold, transferred or otherwise disposed of all or any portion of their convertible notes or acquired additional convertible notes since the date on which they provided information to us. Any of the foregoing would have been pursuant to transactions not requiring registration under the Securities Act or applicable state securities laws.

         Because the selling securityholders may offer all or some portion of the convertible notes and shares of class A common stock into which they are convertible, we cannot estimate the amount of convertible notes or the number of shares of class A common stock that will be held by the selling securityholders upon termination of such sales.


                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------
   1976 Distribution Trust FBO Aerin
   Lauder/Zinterhofer                                  $     18,000                                         396

   1976 Distribution Trust FBO Jane A. Lauder          $     18,000                                         396

   AIG/National Union Fire Ins.                        $    675,000                                      14,855

   AIG SoundShore Holdings Ltd.                        $  8,229,000                                     181,096

   AIG Soundshore Opportunity Holding Fund Ltd.        $  2,835,000                                      62,390

   AIG SoundShore Strategic Holding Fund Ltd.          $    500,000                                      11,004

   Allstate Life Insurance Co.                         $  2,500,000                                      55,018

   Aloha Airlines Non-Pilots Pension Trust             $    180,000                                       3,961

   Aloha Airlines Pilots Retirement Trust              $    100,000                                       2,201

   Alta Partners                                       $ 10,000,000                                     220,070

   Argent Classic Convertible Arbitrage Fund
   (Bermuda) L.P.                                      $ 11,500,000                                     253,081

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   Argent Convertible Arbitrage Fund Ltd.              $  3,000,000                                      66,021

   Aristeia International, LLC                         $  3,250,000                                      71,523

   Aristeia Trading, LLC                               $  1,750,000                                      38,512

   Arkansas PERS                                       $  1,560,000                                      34,331

   Arkansas Teachers Retirement System                 $  4,289,000                                      94,388

   Banc of America Securities, LLC                     $ 32,212,000                                     708,891

   Bancroft Convertible Fund, Inc.                     $  1,000,000                                      22,007

   Bank Austria Cayman Island, Ltd.                    $ 12,300,000                                     270,687

   Bankers Trust, Trustee for Daimler Chrysler
   Corp. Emp. #1 Pension Plan Ltd. 4/1/89              $  6,000,000                                     132,042

   Baptist Health of South Florida                     $    287,000                                       6,316

   BBT Fund, L.P.                                      $  4,000,000                                      88,028

   Bear, Stearns & Co., Inc.                           $  2,500,000                                      55,018

   Black Diamond Offshore, Ltd.                        $  1,183,000                                      26,034

   BNP Arbitrage SNC                                   $ 10,150,000                                     223,371

   Boston Museum of Fine Arts                          $    195,000                                       4,291

   British Virgin Island Social Security Board         $     37,000                                         814

   C&H Sugar Company, Inc.                             $    285,000                                       6,272

   Calpers                                             $ 12,000,000                                     264,085

   Canyon Value Realization (Cayman) Ltd               $ 13,900,000                                     305,898

   Christian Science Trustees for Gifts and
   Endowments                                          $    365,000                                       8,033

   Chrysler Corporation Master Retirement Trust*       $  7,240,000                                     159,331

   CIBC World Markets                                  $ 16,290,000                                     358,495

   CIBC World Markets International Arbitrage
   Corp.                                               $ 12,500,000                                     275,088

   City University of New York                         $     89,000                                       1,959

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------
   Clinton Riverside Convertible Portfolio Limited     $  5,000,000                                     110,035

   Conseco Direct Life                                 $  1,150,000                                      25,308

   Cova Bond-Debenture Fund                            $  1,500,000                                      33,011

   Deep Haven Domestic Convertible Trading Ltd.        $  3,000,000                                      66,021

   Delaware PERS                                       $  1,415,000                                      31,140

   Delphi Financial Group, Inc.                        $  3,827,000                                      84,221

   Delphi Foundation, Inc.                             $     32,000                                         704

   Delta Air Lines Master Trust*                       $  2,745,000                                      60,409

   Deutsche Bank Securities, Inc.                      $110,018,000                                   2,421,171

   Donaldson Lufkin & Jenrette                         $ 33,000,000                                     726,232

   Double Black Diamond Offshore, LDC                  $  3,187,000                                      70,136

   Ellsworth Convertible Growth and Income
   Fund, Inc.                                          $  1,000,000                                      22,007

   Engineers Joint Pension Fund                        $    589,000                                      12,962

   Fidelity Advisor Series II: Fidelity Advisor
   Strategic Income Fund                               $    600,000                                      13,204

   Fidelity Financial Trust: Fidelity Convertible
   Securities Fund                                     $  9,000,000                                     198,063

   Fidelity Fixed-Income Trust: Fidelity High
   Income Fund                                         $ 10,240,000             1,065,360               225,352

   Fidelity Management Trust Company on behalf
   of accounts managed by it                           $  5,330,000                97,500               117,298

   Fidelity Puritan Trust: Fidelity Puritan Fund       $ 30,000,000                                     660,211

   Fidelity School Street Trust: Fidelity
   Strategic Income Fund                               $     80,000                                       1,761

   Fiduciary Trust Intl.                               $    250,000                                       5,502

   First Republic Bank                                 $    120,000                                       2,641

   Forest Alternatives Strategies Fund II, LP
   Series A5I                                          $    350,000                                       7,702

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------
   Forest Alternatives Strategies Fund II, LP
   Series A5M                                          $    225,000                                       4,952

   Forest Fulcrum Fund LP                              $  2,250,000                                      49,516

   Forest Global Convertible Fund Series A-5           $  9,025,000                                     198,614

   Forest Performance Fund, LP                         $  1,000,000                                      22,007

   Forrestal Funding Master Trust                      $  5,000,000                                     110,035

   Franklin & Marshall                                 $    450,000                                       9,903

   Fuji U.S. Income Open                               $  1,000,000                                      22,007

   General Motors Employees Global Group
   Pension Trust                                       $  6,032,000                                     132,746

   General Motors Foundation, Inc.                     $    328,000                                       7,218

   GLG Global Convertible Fund                         $  3,625,000                                      79,776

   GLG Global Convertible UCITS Fund                   $    875,000                                      19,256

   GLG Market Neutral Fund                             $ 19,500,000                                     429,137

   The Grable Foundation                               $    135,000                                       2,971

   Grace Brothers Limited                              $  2,500,000                                      55,018

   Grady Hospital Foundation                           $    140,000                                       3,081

   Granville Capital Corporation                       $ 24,000,000                                     528,169

   Hawaiian Airlines Employees Pension Plan-IAM        $    155,000                                       3,411

   Hawaiian Airlines Pension Plan for Salaried
   Employees                                           $     40,000                                         880

   Hawaiian Airlines Pilots Retirement Plan            $    240,000                                       5,282

   HBK Master Fund, L.P.                               $ 76,750,000                                   1,689,040

   Highbridge International, LLC                       $ 16,290,000                                     358,495

   ICI American Holdings Trust                         $    680,000                                      14,965

   Island Holdings                                     $     40,000                                         880

   JMG Capital Partners, LP                            $ 12,375,000                                     272,337

   JMG Convertible Investments, LP                     $ 11,750,000                                     258,583

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   JMG Triton Offshore Fund, Ltd.                      $ 20,125,000                                     442,892

   JP Morgan Securities, Inc.                          $ 10,085,000                                     221,941

   KBC Financial Products U.S.A.                       $  2,000,000                                      44,014

   KD Offshore Fund CV                                 $  1,000,000                                      22,007

   Kellner DiLeo & Co.                                 $  1,000,000                                      22,007

   Kentfield Trading, Ltd.                             $ 11,875,000                                     261,334

   LB Series Fund Inc. High Yield Portfolio            $  4,250,000                                      93,530

   LB Series Fund Inc. Income Portfolio                $  1,400,000                                      30,810

   Lehman Brothers, Inc.                               $  7,200,000                                     158,451

   Liberty View Funds, L.P.                            $  1,000,000                                      22,007

   Lincoln National Convertible Securities Fund        $  2,500,000                                      55,018

   Lipper Convertibles, LP                             $  8,000,000                                     176,056

   Lipper Offshore Convertibles, LP                    $  2,000,000                                      44,014

   LLT, Limited                                        $    550,000                                      12,104

   Local Initiatives Support Corporation               $     58,000                                       1,276

   Lord Abbett & Co Investment Trust - High
   Yield Fund                                          $    250,000                                       5,502

   Lord Abbett & Co Oxford Fund                        $  1,500,000                                      33,011

   Lord Abbett Bond Debenture Fund                     $ 13,050,000                                     287,192

   Lutheran Brotherhood High Yield Fund                $  1,500,000                                      33,011

   Lutheran Brotherhood Income Fund                    $    900,000                                      19,806

   Lyxor Master Fund                                   $  1,250,000                                      27,509

   Mainstay Convertible Fund                           $  2,650,000                                      58,319

   Mass Mutual Corporate Investors                     $    400,000                                       8,803

   Mass Mutual High Yield Partners II, LLC             $  3,200,000                                      70,423

   Mass Mutual Participation Investors                 $    240,000                                       5,282

   Massachusetts Mutual Life Insurance                 $  3,200,000                                      70,423

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   McMahan Securities Company L.P.                     $    750,000                                      16,505

   Merrill Lynch Convertible Fund, Inc.                $    600,000                                      13,204

   Merrill Lynch Insurance Group                       $    331,000                                       7,284

   Merrill Lynch Pierce Fenner & Smith Inc.            $ 16,400,000                                     360,915

   Morgan Stanley & Co.                                $ 13,000,000                                     286,092

   Morgan Stanley Dean Witter Income Builder Fund      $  5,000,000                                     110,035

   Morgan Stanley Dean Witter Variable Income
   Builder Fund                                        $  1,400,000                                      30,810

   Motion Picture Industry Health Plan - Active
   Member Fund*                                        $    840,000                                      18,486

   Motion Picture Industry Health Plan - Retiree
   Member Fund*                                        $    420,000                                       9,243

   Motors Insurance Corporation                        $  1,608,000                                      35,387

   Museum of Fine Arts, Boston                         $    140,000                                       3,081

   Nalco Chemical Company                              $    275,000                                       6,052

   New Hampshire Retirement System                     $    810,000                                      17,826

   New Orleans Fire Fighters Pension/Relief Fund       $    143,000                                       3,147

   New York Life Insurance Company                     $ 18,000,000                                     396,127

   New York Life Insurance and Annuity Corporation     $  2,000,000                                      44,014

   Nicholas Appelgate Convertible Fund                 $  1,206,000                                      26,540

   Nomura Securities International Inc.                $  4,750,000                                     104,533

   Northwest Mutual Life Insurance Co.                 $  6,000,000                                     132,042

   Occidential Petroleum Corporation                   $    247,000                                       5,436

   OCM Convertible Limited Partnership*                $     40,000


   OCM Convertible Limited Partnership Reg. D -i*      $    185,000                                       4,071

   OCM Convertible Trust*                              $  3,280,000                                      72,183


                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   Ohio Bureau of Workers Compensation                 $    168,000                                       3,697

   Palladin Securities                                 $  1,550,000                                      34,111

   Parker-Hannifin Corporation                         $    270,000                                       5,942

   Partner Reinsurance Company, Ltd.*                  $  1,535,000                                      33,781

   Penn Treaty Network American Insurance Co.          $    400,000                                       8,803

   PGEP III, LLC                                       $  1,150,000                                      25,308

   Physicians Life                                     $    458,000                                      10,079

   Pilgrim Convertible Fund                            $  5,256,000                                     115,669

   Pro Mutual                                          $    510,000                                      11,224

   Putnam Asset Allocation Funds - Balanced
   Portfolio                                           $    800,000                                      17,606

   Putnam Asset Allocation Funds - Conservative
   Portfolio                                           $    500,000                                      11,004

   Putnam Balanced Retirement Fund                     $    260,000                                       5,722

   Putnam Convertible Income-Growth Trust              $ 11,000,000                                     242,077

   Putnam Convertible Opportunity and Income Trust     $    380,000                                       8,363

   Quattro Fund Ltd.                                   $  1,000,000                                      22,007

   Queen's Health Plan                                 $     60,000                                       1,320

   R2 Investments, LDC                                 $ 19,175,000                                     421,985

   Ramius Capital Group Holdings, Ltd.                 $  3,000,000                                      66,021

   RCG Latitude Master Fund, Ltd.                      $    200,000                                       4,401

   Saar Holdings CDO Limited                           $  1,850,000                                      40,713

   Sagamore Hill Hub Fund Ltd.                         $  5,500,000                                     121,039

   Salomon Smith Barney, Inc.                          $  3,790,000                                      83,407

   San Diego City Retirement                           $  1,186,000                                      26,100

   San Diego County Convertible                        $  3,422,000                                      75,308

   SG-Cowen Securities                                 $ 14,000,000                                     308,099

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   Shell Pension Trust                                 $    248,000                                       5,458

   Southern Farm Bureau Life Insurance                 $  1,075,000                                      23,658

   Southport Management Partners, L.P.                 $    600,000                                      13,204

   Southport Partners International, Ltd.              $  1,200,000                                      26,408

   Spear Leeds & Kellogg                               $  1,000,000                                      22,007

   Starvest Combined Portfolio                         $    850,000                                      18,706

   State of Connecticut Combined Investment Funds*     $  8,175,000                                     179,908

   State Employees' Retirement Fund of the State
   of Delaware*                                        $  3,730,000                                      82,086

   State of Maryland Retirement Agency                 $  3,344,000                                      73,592

   State of Oregon Equity                              $  6,900,000                                     151,849

   State of Oregon/SAIF Corporation                    $  8,450,000                                     185,960

   State Street Bank Custodian for GE Pension
   Trust                                               $  3,150,000                                      69,322

   STI Capital Management                              $  3,500,000                                      77,025

   Summer Hill Equity Income LLC                       $    135,000                                       2,971

   Sun America High Income Fund                        $  1,000,000                                      22,007

   Sun America Series Trust High Yield Portfolio       $  1,000,000                                      22,007

   Sylvan IMA Ltd                                      $  1,800,000                                      39,613

   The TCW Group, Inc.                                 $ 22,725,000                                     500,110

   TQA Master Plus Fund, Ltd.                          $  5,400,000                                     118,838

   Transamerica Occidental Life Insurance Co.          $ 22,500,000                                     495,158

   Transamerica Premier High Yield Fund                $  1,750,000                                      38,512

   Triton Capital Investments, Ltd.                    $  1,000,000                                      22,007

   University of Rochester                             $    130,000                                       2,861

   Value Line Convertible Fund, Inc.                   $  1,000,000                                      22,007

   Value Realization Fund, LP                          $ 11,225,000                                     247,029

                                                      PRINCIPAL AMOUNT
                                                       OF CONVERTIBLE       SHARES OF CLASS A
                                                     NOTES BENEFICIALLY        COMMON STOCK       SHARES OF CLASS A
                                                     OWNED AND OFFERED      OWNED PRIOR TO THE       COMMON STOCK
                        NAME                              HEREBY(1)         THE OFFERING(1)(2)     OFFERED HEREBY(2)
                      --------                       ------------------     ------------------    ------------------

   Value Realization Fund B, LP                        $    800,000                                      17,606

   Vanguard Convertible Securities Fund, Inc.*         $  8,110,000                                     178,477

   Variable Insurance Products Fund III: Balanced
   Portfolio                                           $    100,000                                       2,201

   Variable Insurance Products Fund: High Income
   Portfolio                                           $ 20,250,000                                     445,643

   Wake Forest University                              $  1,437,000                                      31,624

   White River Securities, LLC                         $  5,500,000                                     121,039

   Worldwide Transactions, Ltd.                        $    280,000                                       6,162

   Writers Guild - Industry Health Fund                $    360,000                                       7,923

   Zeneca Holdings Pension Trust                       $    650,000                                      14,305

   Other current and future holders of
   convertible notes(3)                                $ (5,177,000)                                   (113,930)
                                                     ------------------     ------------------    ------------------

             TOTALS                                  $1,000,000,000             1,162,860                22,007,042


----------

(1) Includes shares of class A common stock into which the notes are convertible.


(2) Assumes a conversion price of $45.44 per share and the payment of cash in lieu of fractional shares.

(3) Information concerning other selling securityholders, including current holders of convertible notes for which we have not received current information regarding their holdings of convertible notes and class A common stock, or information reflecting transfers of their convertible notes and class A common stock to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other shares of class A common stock, other than the shares issuable upon conversion of the convertible notes.


         None of the selling securityholders has had any material relationship with EchoStar or its affiliates within the past three years.

         Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price of the convertible notes may be adjusted under certain circumstances which will change the number of shares of class A common stock received upon their conversion.

                              PLAN OF DISTRIBUTION

         The selling securityholders and their successors (which term includes their transferees, pledgees or donees of their successors) may sell the convertible notes and the class A common stock into which they are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers (which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved).

         The convertible notes and the class A common stock into which they are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange or quotation service on which the notes or the class A common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options (whether such options are listed on an options exchange or otherwise), or (5) through the settlement of short sales. In connection with the sale of the convertible notes and the class A common stock received upon their conversion or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the class A common stock, into which they are convertible and deliver these securities to close out such short positions, or loan or pledge the notes or the class A common stock into which they are convertible to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the convertible notes or class A common stock into which they are convertible offered by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding class A common stock is listed for trading on Nasdaq National Market. We do not intend to list the convertible notes for trading on any national securities exchange or on the Nasdaq National market and can give no assurance about the development of any trading market for the notes.

         In order to comply with the securities laws of some states, if applicable, the convertible notes and class A common stock into which they are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the convertible notes and class A common stock into which they are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which they are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale or the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any convertible notes or class A common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

         To the extent required, the specific convertible notes or shares of class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS


         Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado, will pass on the validity of the convertible notes and the class A common stock issuable upon their conversion. Mr. Friedlob, a member of the firm, is also a member of our Board of Directors and currently owns options to acquire 14,000 shares of class A common stock. Friedlob Sanderson Paulson & Tourtillott, LLC will rely on an opinion of Hale Lane Peek Dennison Howard and Anderson, Reno, Nevada, as to matters of Nevada law.


                                     EXPERTS

         The audited financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of such firm as experts in giving said report.

================================================================================

June 30, 2000

                       ECHOSTAR COMMUNICATIONS CORPORATION

                                 $1,000,000,000
                   4 7/8% Convertible Subordinated Notes Due 2007

                    -----------------------------------------


                                   PROSPECTUS

                    -----------------------------------------




--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the costs and expenses, other than any underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.


                    SEC registration fee               $264,000
                    NASDAQ Fee                                -
                    Legal fees and expenses              30,000
                    Accounting fees and expenses          7,500
                    Printing fees                         1,500
                    Transfer agent fees                      50
                    Miscellaneous                           950
                                                       --------
                              Total                    $304,000
                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Chapter 78.7502(1) of the Nevada Revised Statutes allows EchoStar to indemnify any person made or threatened to be made a party to any action (except an action by or in the right of EchoStar, a "derivative action"), by reason of the fact that he is or was a director, officer, employee or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in a good faith manner which he reasonably believed to be in or not opposed to the best interests of EchoStar and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under chapter 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to EchoStar. In addition, Chapter 78.751(2) allows EchoStar to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel, or by the stockholders.


         Provisions relating to liability and indemnification of officers and directors of EchoStar for acts by such officers and directors are contained in
Article IX of the Amended and Restated Articles of Incorporation of EchoStar and
Article IX of EchoStar's by-laws. These provisions state, among other things, that, consistent with and to the extent allowable under Nevada law, and upon the decision of a disinterested majority of EchoStar's Board of Directors, or a written opinion of outside legal counsel, or EchoStar's stockholders: (1) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of EchoStar) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (2) EchoStar shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of EchoStar to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of EchoStar, or is or was serving at the request of EchoStar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EchoStar, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to EchoStar unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

ITEM 16. EXHIBITS


 4.1 Indenture, dated as of December 8, 1999, between EchoStar Communications Corporation and U.S. Bank Trust National Association, as trustee, including the form of 4 7/8% Convertible Subordinated Note Due 2007 attached as Exhibit A thereto*
 4.2 Registration Rights Agreement, dated as of December 8, 1999, by and among EchoStar Communications Corporation and the initial purchasers*
 5.1     Opinion of Hale Lane Peek Dennison Howard and Anderson*
 5.2     Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC*
12.1     Computation of Ratio of Earnings to Fixed Changes
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Hale Lane Peek Dennison Howard and Anderson (included in
         Exhibit 5.1)*
23.3     Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (included in
         Exhibit 5.2)*
24.1     Power of Attorney (included on page II-4 of this registration statement)*
25.1 Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture*
-----------
*Previously filed.


ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) To file an application for the purpose of determining the eligibility of the trustee to act under Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado on June 30, 2000.

                                        ECHOSTAR COMMUNICATIONS CORPORATION

                                        By: /s/ David K. Moskowitz
                                           ----------------------------------
                                           David K. Moskowitz
                                           Senior Vice President, General
                                           Counsel, Secretary and Director

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

   Signature                           Title                                              Date
   ---------                           -----                                              ----
   /s/ Charles W. Ergen*               Chief Executive Officer, President and Director    June 30, 2000
   ------------------------------      (Principal Executive Officer)
   Charles W. Ergen

   /s/ Steven B. Schaver*              Chief Financial Officer                            June 30, 2000
   ------------------------------      (Principal Financial Officer)
   Steven B. Schaver

   /s/ James DeFranco*                 Director                                           June 30, 2000
   ------------------------------
   James DeFranco

   /s/ David K. Moskowitz*             Director                                           June 30, 2000
   ------------------------------
   David K.  Moskowitz

   /s/ Raymond L. Friedlob*            Director                                           June 30, 2000
   ------------------------------
   Raymond L.  Friedlob

   /s/ O. Nolan Daines*                Director                                           June 30, 2000
   ------------------------------
   O. Nolan Daines

   *By  /s/ David K. Moskowitz
      ---------------------------
      David K. Moskowitz
      Attorney-In-Fact

                                INDEX TO EXHIBITS

Number                             Title
------                             -----
 4.1 Indenture, dated as of December 8, 1999, between EchoStar Communications Corporation and U.S. Bank Trust National Association, as trustee, including the form of 4 7/8% Convertible Subordinated Note Due 2007 attached as Exhibit A thereto*
 4.2 Registration Rights Agreement, dated as of December 8, 1999, by and among EchoStar Communications Corporation and the initial purchasers*
 5.1     Opinion of Hale Lane Peek Dennison Howard and Anderson*
 5.2     Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC*
12.1     Computation of Ratio of Earnings to Fixed Changes
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Hale Lane Peek Dennison Howard and Anderson (included in
         Exhibit 5.1)*
23.3     Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (included in
         Exhibit 5.2)*
24.1     Power of Attorney (included on page II-4 of this registration statement)*
25.1 Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as trustee under the Indenture*
-----------
*Previously filed.